Execution Version
Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.         Double asterisks denote omissions
Exhibit 10.42
OPTION AND LICENSE AGREEMENT
This Option and License Agreement (together with any exhibits or schedules attached hereto, this “Agreement”) is made and entered into as of January 6, 2020 (the “Effective Date”), by and between ImmuNext, Inc., a Delaware corporation located at 1 Medical Center Drive, HB7937, Lebanon, New Hampshire 03755 (“ImmuNext”), and Curis, Inc., a Delaware corporation, with offices at 4 Maguire Road, Lexington, Massachusetts 02421 (“Curis”). ImmuNext and Curis are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
Whereas, ImmuNext is engaged in drug discovery and development of compounds relating to the V-domain Ig suppressor of T cell activation (“VISTA”);
Whereas, Curis has expertise in research and development of pharmaceutical products;
Whereas, ImmuNext has rights under certain patents, patent applications and know-how relating to compounds that antagonize VISTA;
Whereas, Curis desires to engage in a collaborative effort with ImmuNext pursuant to which Curis shall carry out a Phase 1A/1B Study (as defined below), and Curis shall have an exclusive option such that, upon exercise of such option, Curis shall have exclusive rights to further develop and commercialize certain compounds that antagonize VISTA, all on the terms and conditions set forth herein; and
Whereas, ImmuNext desires to grant to Curis an exclusive option to obtain an exclusive, worldwide license to develop and commercialize such compounds in the Field and, upon exercise of such option, to obtain such license; in each case, on the terms and conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
1.Definitions.
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1“Academic Researcher” means an academic researcher or academic institution engaged by a Party or its Affiliate to conduct activities on behalf of such Party or its Affiliate under this Agreement.
1.2“Actual Combination Product Net Sales” has the meaning set forth in Section 1.125.
1.3“Affiliate” of a Party means any Person that directly or indirectly is controlled by, controls or is under common control with a Party to this Agreement. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity; provided that, if local Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Laws, be owned by foreign interests. Notwithstanding the foregoing, Immunometabolism Development LLC (“IDC”) shall not be an Affiliate of ImmuNext for purposes of this Agreement.
1.4“Alliance Manager(s)” has the meaning set forth in Section 2.2.
1.5“American Arbitration Association”, or “AAA”, has the meaning set forth in Section 16.3.
1.6“Antibody” means (a) an antibody molecule, (b) any other molecule comprising or containing one or more immunoglobulin variable domains or a part of any such domains retaining the functionality of such domains, or any fragments, variants, modifications or derivatives thereof that retain the functionality of such domains, or (c) other protein molecule or polypeptide molecule. The term “Antibody” shall include (i) full length antibodies, (ii) less than full length forms of antibodies, such as Fv, Fab, F(ab’)2, and single chain antibodies and (iii) fusions or conjugates composed of a molecule covered by clauses (i) or (ii) above bound to a toxin or label or other compound or functional moiety.
1.7“Assigned Invention” has the meaning provided in Section 12.1.2(b).
1.8“Assigned Technology” has the meaning provided in Section 12.1.2(b).
1.9“Aurigene Agreement” means that certain Collaboration, License and Option Agreement, by and between Curis and Aurigene Discovery Technologies Limited, dated January 18, 2015, as amended from time to time.
1.10“Bankruptcy Code” has the meaning set forth in Section 15.6.
1.11“Bayh-Dole Act” has the meaning set forth in Section 8.3.4(d).

1.12“Biosimilar” shall mean, with respect to a Product that has received Regulatory Approval in a regulatory jurisdiction and is being marketed and sold by Curis or any of its Affiliates or Sublicensees in such jurisdiction, any biological product that: (a) is sold in such jurisdiction by a Third Party that is not a Sublicensee of Curis or its Affiliates and did not purchase or acquire such product in a chain of distribution that included Curis or any of its Affiliates or Sublicensees; (b) is claimed to be biosimilar to or interchangeable with such Product or otherwise references or relies on the approved BLA for such Product in such jurisdiction (or the safety or efficacy data submitted in support of such BLA) to support a BLA submitted under Section 351(k) of the U.S. Public Health Service Act and the regulations promulgated thereunder (or any successor thereto) or any foreign equivalent thereof in the applicable jurisdiction; and (c) is approved for sale for at least one of the same Indications as such Product in such jurisdiction.
1.13“BLA” means: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the U.S. Public Health Service Act and the regulations promulgated thereunder, or its successor application; (b) an application for authorization to market and/or sell a biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the European Union, a marketing authorization application submitted to the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure; or (c) with respect to any biological product for which any of the foregoing applications has been approved by the applicable Regulatory Authority, an application to supplement or amend such approved application.
1.14“Breaching Party” has the meaning set forth in Section 15.2.1.
1.15“Brief” has the meaning set forth in Section 17.1.2.
1.16“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Laws to close.
1.17“Calendar Quarter” means, with respect to any given Calendar Year, the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided, however, that (a) the first calendar quarter of the Term shall extend from the Effective Date to the end of the first full calendar quarter thereafter; and (b) the last calendar quarter of the Term shall end upon the date of termination of this Agreement.
1.18“Calendar Year” means each successive period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, however, that (a) the first calendar year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last calendar year of the Term shall commence on January 1 of the calendar year in which this Agreement is terminated and end on the date of termination of this Agreement.

1.19“Cessation Period” has the meaning set forth in Section 15.4.
1.20“Change of Control” means, with respect to a Party, (a) a merger, reorganization, or consolidation of such Party with or into any Third Party, or any other corporate reorganization involving a Third Party, that results in those persons or entities that are stockholders of such Party immediately prior such merger, reorganization, or consolidation owning less than fifty percent (50%) of the surviving entity’s voting power immediately after such merger, reorganization, or consolidation, (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (whether in a single transaction or series of related transactions), where immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party or (c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates in one or a series of related transactions; provided, however, that a “Change of Control” shall not include any transaction or series of related transactions principally conducted for bona fide equity financing purposes in which cash is received by such Party or any successor or indebtedness of such Party is cancelled or converted or a combination thereof.
1.21“Clinical Trials” means Phase 1 Trials, Phase 2 Trials, Phase 3 Trials, Phase 4 Trials, and/or variations of such trials (for example, Phase 2/3).
1.22“Combination Product” means any product that comprises a Product sold in conjunction with one or more Other Actives, whether or not packaged together or in the same therapeutic formulation.
1.23“Commercial Milestone Event” has the meaning set forth in Section 9.3.2(a).
1.24“Commercial Milestone Payment” has the meaning set forth in Section 9.3.2(a).
1.25“Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, manufacturing, distributing, importing, exporting, using, offering for sale, or selling a product.
1.26“Commercially Reasonable Efforts” means (a) with respect to activities of ImmuNext under the Research Plan as set forth in this Agreement and (b) with respect to activities of Curis with respect to the Development or Commercialization of a particular Product, and in each case of (a) and (b), the efforts and resources comparable to those undertaken by a biopharmaceutical or biotechnology company of comparable size and resources as the applicable Party relating to the research, Development or Commercialization of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and at a similar stage in development or lifecycle. For purposes of both (a) and (b) above, all relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development; efficacy and safety relative to competitive products in the marketplace; actual or anticipated Regulatory Approval labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); and the cost and time required for and likelihood of obtaining Regulatory Approval.
1.27“Competitive Infringement” means, on a country-by-country basis, any suspected or threatened infringement by a Third Party of any ImmuNext Patent, Curis Owned Patent or Jointly Owned Patent (“Infringement”), where (a) any such alleged or threatened Infringement is on account of a Third Party’s manufacture, use, import, offer for sale or sale of a VISTA Antagonist in the Field; (b) a Third Party files any certification in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an abbreviated biological product application, or any foreign equivalent thereof, or other BLA, in each case, for a VISTA Antagonist, wherein a Product is the reference product (a “Patent Certification”); or (c) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing Products in the Field alleging the invalidity, unenforceability or non-infringement of any of the ImmuNext Patents, Curis Owned Patents or Jointly Owned Patents.
1.28“Compound” means (a) the Lead Compound; (b) each of the [**] distinct monoclonal Antibodies that are VISTA Antagonists and bear complementarity-determining regions (CDRs) different from the Lead Compound and each other, and that are Controlled by ImmuNext as of the Effective Date or during the Term, the CDRs for which are set forth on Schedule 1.28 (such Antibodies, collectively with the Lead Compound, the “Licensed VISTA Antagonists”); and (c) any VISTA Antagonist resulting from the modification by or on behalf of Curis of any portion of a Licensed VISTA Antagonist set forth in clause (a) or (b) of this definition; but specifically excluding (i) any modification that would cause a Licensed VISTA Antagonist to cease being a VISTA Antagonist, (ii) any modification that is prohibited by clause (a) of Section 8.4.2 or (iii) any conjugating that is prohibited by clause (b) of Section 8.4.2. The CDRs of each of the [**] Licensed VISTA Antagonists are set forth in Schedule 1.28, which may be amended in accordance with Section 8.6. In no event will any Excluded Compound be considered a “Compound” hereunder.
1.29“Confidential Information” of a Party means, subject to the exceptions set forth in Section 13.2, all trade secrets, processes, formulae, Know-How, inventions (including Inventions), chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists, or other information that has been Made by such Party, or to which rights have been assigned or licensed to such Party, as well as any other information and materials that are deemed confidential or proprietary to or by such Party (including all information and materials of such Party’s customers and any other Third Party and their consultants), in each case that are disclosed by such Party to the other Party in connection with this Agreement, whether before or after the Effective Date, and regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic or electronic form.
1.30“Controlled” or “Controls” when used in reference to any Patent, Know-How or other intellectual property right, means the legal authority or right (whether by ownership, license or otherwise, other than by a license, sublicense or other rights granted pursuant to this Agreement) of a Party hereto (or its Affiliates) to: (a) grant, or procure the grant of, a license or sublicense, to the extent provided for herein, of the Patent, Know-How or other intellectual property right to the other Party; or (b) in relation to Know-How only, disclose or provide access to, to the extent provided for herein, such Know-How to the other Party, and in each case without breaching the terms of any agreement with, or requiring the consent of, a Third Party. Notwithstanding the foregoing, a Party will be deemed not to Control any Patent, Know-How or other intellectual property right that is owned or controlled by a Third Party acquirer described in the definition of “Change of Control” or such Third Party’s Affiliates (A) prior to the closing of such Change of Control, except to the extent that any such any Patent, Know-How or other intellectual property right was Controlled by such Party or any of its Affiliates prior to such Change of Control (and for clarity, such Patents so Controlled would include any later filed or issued Patents that claim priority (direct or indirect, in whole or in part) to any such Patents to the extent that the claims of such later-filed or -issued Patents are supported by the claims, disclosure or specification of such Patents), or (B) after such Change of Control to the extent that any such Patent, Know-How or other intellectual property right is Made by such Third Party or its Affiliates (other than such Party or any of its direct or indirect subsidiaries) after such Change of Control but without using or incorporating any Patent, Know-How or other intellectual property right owned or controlled by such Party or any of its direct or indirect subsidiaries immediately before such Change of Control.
1.31“Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, but for a license granted to a Person under a Valid Claim of any Patent under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product or the practice of such technology, process or method, by such Person would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).
1.32“Credit Cap” has the meaning set forth in Section 9.4.6.
1.33“Curis Acquisition” has the meaning set forth in Section 8.4.4(b).
1.34“Curis Acquisition Program” has the meaning set forth in Section 8.4.4(b).
1.35“Curis COC Program” has the meaning set forth in Section 8.4.4(a).
1.36“Curis Commercial License” has the meaning provided in Section 8.1.1(b).
1.37“Curis IND” means an IND submitted by or on behalf of Curis or its Affiliate to a Regulatory Authority for the Phase 1A/1B Study.
1.38“Curis Indemnitees” has the meaning set forth in Section 14.2.
1.39“Curis Invented Excluded Compound” means any Curis Invention that is an Excluded Compound.
1.40“Curis Invention” means any Invention Made solely by one or more employees, consultants or contractors of Curis or any of its Affiliates or Sublicensees, and any Know-How pertaining to such Invention that is Made solely by one or more employees, consultants or contractors of Curis or any of its Affiliates or Sublicensees in the course of conducting activities under this Agreement during the applicable Period in which such Invention was Made (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement).
1.41“Curis Technology” all Curis Inventions and all Patents that Cover Curis Inventions.
1.42“Curis Licenses” means the Curis R&D License and the Curis Commercial License.
1.43“Curis Option Period Records” has the meaning set forth in Section 3.2.4(b).
1.44“Curis Owned Inventions” means: (a) effective as of the Option Exercise Date (if any) and thereafter, all Reassigned Inventions that were Curis Inventions; and (b) all Curis Inventions Made during the License Period, but excluding, in each case ((a) and (b)), (i) any such Curis Invention that is an Excluded Compound Invention and (ii) any Curis Invented Excluded Compound.
1.45“Curis Owned Patents” means all Patents that Cover Curis Owned Inventions.
1.46“Curis Owned Technology” means all Curis Owned Inventions, and Curis Owned Patents.
1.47“Curis R&D License” has the meaning provided in Section 8.1.1(a).
1.48“Curis Useful Inventions” means all Curis Owned Inventions that are necessary or reasonably useful to Exploit Excluded Compounds outside the Field.
1.49“Curis Useful Patents” means all Patents that Cover Curis Useful Inventions.
1.50“Curis Useful Technology” means Curis Useful Inventions and Curis Useful Patents.
1.51“Damages” has the meaning set forth in Section 14.1.
1.52“Development” means, with respect to a compound or product, any or all pre-clinical and clinical development activities reasonably related to or that may lead to the support, preparation and submission of regulatory filings or otherwise to the testing and validation of such compound or product, including, without limitation, toxicology, pharmacology and other pre-clinical activities, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including any post-approval studies required by Regulatory Authorities as a condition to granting Regulatory Approval). When used as a verb, “Develop” means to engage in Development. For clarity, “Development” shall not include any Commercialization activities.
1.53“Development Milestone Event” has the meaning set forth in Section 9.3.1(a).
1.54“Development Milestone Payment” has the meaning set forth in Section 9.3.1(a).
1.55“Development Principles” means the development principles set forth in Schedule 1.53.
1.56“Disclosing Party” has the meaning set forth in Section 13.1.1.
1.57“Dispute” has the meaning set forth in Section 16.1.
1.58“Dollar” or “$”means the lawful currency of the United States.
1.59“Effective Royalty Rate” has the meaning set forth in Section 9.4.5(a).
1.60“EMA” means the European Medicines Agency or any successor agency thereto.
1.61“European Union” or “EU” means the countries comprising the European Union as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time, and any successors to, or new countries created from, any of the foregoing.
1.62“Excluded Compound” means any compound or product that specifically binds VISTA and is not a VISTA Antagonist.
1.63“Excluded Compound Invention” means any Curis Invention, ImmuNext Invention or Joint Invention that, in each case, is solely necessary or solely useful for any Excluded Compound (and, for clarity, is not necessary or useful for any Compound or Product). Without limiting the generality of the foregoing, Excluded Compound Inventions include Curis Invented Excluded Compounds and Jointly Invented Excluded Compounds.
1.64“Excluded Compound Technology” means all Excluded Compound Inventions and all Patents that Cover Excluded Compound Inventions.
1.65“Excluded ImmuNext Know-How” means: (a) all Know-How Controlled by ImmuNext or its Affiliates during the Term that is solely useful for an Excluded Compound or is solely useful for subject matter outside the Field (and, for clarity, is not necessary for any Compound or Product); and (b) all Excluded Compound Inventions.
1.66“Excluded ImmuNext Patents” means: (a) all Patents Controlled by ImmuNext or its Affiliates during the Term that Cover an Excluded Compound or Cover subject matter outside the Field (and, for clarity, do not Cover any Compound or Product); and (b) all Patents that Cover any Excluded Compound Invention (and, for clarity, do not Cover any Reassigned Technology, Compound or Product).
1.67“Excluded ImmuNext Technology” means Excluded ImmuNext Know-How and Excluded ImmuNext Patents.
1.68“Existing Inventory” means the inventory of drug substance and drug product for the Compounds and Products that ImmuNext Controls as of the Effective Date.
1.69“Existing Patents” has the meaning set forth in Section 11.2.1.
1.70“Expedited Arbitration” has the meaning set forth in Section 17.1.
1.71“Expedited Dispute” has the meaning set forth in Section 17.1.
1.72“Exploit” or “Exploitation” means, collectively, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported and otherwise exploit and have exploited, including Develop, Manufacture and Commercialize.
1.73“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.74“Field” means any and all uses in Oncology.
1.75“First Commercial Sale” means the first sale in an arm’s length transaction of a Product by Curis, any Affiliate of Curis, or any Sublicensee, in any case, to the first Third Party (other than a Sublicensee) in any country, in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, after Regulatory Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country, excluding registration samples, compassionate use, and use in Clinical Trials.
1.76“Force Majeure” has the meaning set forth in Section 18.3.
1.77“FTE” means a full-time equivalent person year, whether as an employee or contractor, based upon a total of [**] hours per year of scientific work, technical work, project management work, or scientific/clinical/technical management work (but not general managerial work).
1.78“FTE Rate” means (a) for the first FTE devoted to the conduct of activities under this Agreement, the then-current rate (including salary, fringe benefits, overhead and fees) at which the Small Business Innovation Research Program then pays for such person and (b) for all other FTEs devoted to the conduct of activities under this Agreement, [**] Dollars ($[**]) for each FTE, such rate set forth in (b) to be adjusted annually upon mutual agreement by the Parties, based on changes in the Consumer Price Index (as quoted by the U.S. Department of Labor, Bureau of Labor Statistics); provided, however, that the “FTE Rate” shall not increase by more than [**] percent ([**]%) annually, with the first adjustment taking effect on January 1, 2021.
1.79“Good Clinical Practices” or “GCP” means the international ethical and scientific quality requirements and standards for designing, conducting, recording and reporting trials that involve the participation of human subjects. In the United States, GCP shall be based on Good Clinical Practices established through FDA regulations and guidances (including International Conference on Harmonization (ICH) E6) and, outside the United States, GCP shall be based on ICH E6.
1.80“Good Laboratory Practices” or “GLP” means the current Good Laboratory Practice (or similar standards) for the conduct of laboratory activities for pharmaceutical or biological products as are required by applicable Regulatory Authorities or applicable Law. In the United States, Good Laboratory Practices are established through FDA regulations (including 21 C.F.R. Part 58), FDA guidances, FDA current review and inspection standards and current industry standards.
1.81“Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices for the manufacture of products as are required by applicable Regulatory Authorities or applicable Law. In the United States, GMP shall be as defined under the rules and regulations of the FDA (including 21 C.F.R. Parts 210 and 211), as the same may be amended from time to time.
1.82“ImmuNext Acquisition” has the meaning set forth in Section 8.4.3(b).
1.83“ImmuNext Acquisition Program” has the meaning set forth in Section 8.4.3(b).
1.84“ImmuNext COC Program” has the meaning set forth in Section 8.4.3(a).
1.85“ImmuNext Exclusive Patents” means all ImmuNext Patents with claims that Cover any VISTA Antagonist and not any other compound or product.
1.86“ImmuNext Hybrid Patents” means all ImmuNext Patents with claims that Cover both (a) any VISTA Antagonist and (b) any other compound or product.
1.87“ImmuNext Indemnitees” has the meaning set forth in Section 14.1.
1.88“ImmuNext Invention” means any Invention Made solely by one or more employees, consultants or contractors of ImmuNext or any of its Affiliates, and any Know-How pertaining to such Invention that is Made solely by one or more employees, consultants or contractors of ImmuNext or any of its Affiliates in the course of conducting activities under this Agreement during the applicable Period in which such Invention was Made.
1.89“ImmuNext Know-How” means: (a) all Know-How Controlled by ImmuNext or its Affiliates during the Term that is necessary or reasonably useful to Exploit Compounds or Products in the Field; (b) during the Option Period only, all Assigned Inventions and Assigned Technology; (c) all ImmuNext Inventions other than Excluded Compound Inventions; and (d) Option Period Results; but, in each case of (a) and (c), excluding Jointly Owned Technology and ImmuNext Patents.
1.90“ImmuNext License” has the meaning set forth in Section 8.1.2.
1.91“ImmuNext Option Period Records” has the meaning set forth in Section 3.2.4(c).
1.92“ImmuNext Patents” means: (a) all Patents Controlled by ImmuNext or its Affiliates during the Term that are necessary or reasonably useful to Exploit Compounds or Products in the Field; (b) during the Option Period, all Patents Covering Assigned Inventions.
1.93“ImmuNext Technology” means ImmuNext Know-How and ImmuNext Patents.
1.94“IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.
1.95“Independent Monitor” has the meaning set forth in Section 3.2.5.
1.96“Indication” means a separate and distinct disease for which (a) the Product is indicated for treatment or (b) the Product is directed with the aim of receiving Regulatory Approval for such indication. To distinguish one Indication from another Indication, the two Indications have to be (i) listed in two different blocks of the ICD-10 and (ii) developed under separate clinical trials. For clarity, a different line of therapy for the same disease shall be deemed the same Indication.
1.97“Infringement” has the meaning set forth in Section 1.27.
1.98“Infringement Action” has the meaning set forth in Section 12.3.5.
1.99“Initiation” means, when used with respect to any Clinical Trial, the first dosing of the first patient in such Clinical Trial.
1.100“Invention” means any invention, discovery, development, improvement, modification, enhancement or derivative, whether or not patentable, that is Made in the course of conducting activities under this Agreement. Without limiting the generality of the foregoing, any composition of matter, method of use or manufacture of a composition of matter, including any Compound or Excluded Compound, that is first Made in the course of conducting activities under this Agreement shall constitute an Invention.
1.101“[**] IND” means U.S. IND [**].

1.102“Joint Invention” means any Invention Made jointly by, on the one hand, one or more employees, consultants or contractors of ImmuNext or any of its Affiliates, and, on the other hand, one or more employees, consultants or contractors of Curis or any of its Affiliates, and any Know-How pertaining to such Invention that is Made jointly by, on the one hand, one or more employees, consultants or contractors of ImmuNext or any of its Affiliates, and, on the other hand, one or more employees, consultants or contractors of Curis or any of its Affiliates in the course of conducting activities under this Agreement during the applicable Period in which such Invention was Made (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement).
1.103“Joint Technology” means all Joint Inventions and all Patents that Cover Joint Inventions.
1.104“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.
1.105“Joint Useful Invention” means any Jointly Owned Invention that is necessary or reasonably useful to Exploit Excluded Compounds outside the Field.
1.106“Joint Useful Technology” means all Joint Useful Inventions and all Patents that Cover Joint Useful Inventions.
1.107“Jointly Invented Excluded Compound” means any Joint Invention that is an Excluded Compound.
1.108“Jointly Owned Inventions” means: (a) effective as of the Option Exercise Date (if any) and thereafter during the Term, all Reassigned Inventions that were Joint Inventions; and (b) all Joint Inventions Made during the License Period, but excluding, in each case ((a) and (b)), (i) any such Joint Invention that is an Excluded Compound Invention and (ii) any Jointly Invented Excluded Compound.
1.109“Jointly Owned Patents” means all Patents that Cover Jointly Owned Inventions.
1.110“Jointly Owned Technology” means all Jointly Owned Inventions and Jointly Owned Patents.
1.111“KOL Panel” has the meaning set forth in Section 17.2.1.
1.112“Know-How” means any and all commercial, technical, scientific and other data, information, know-how, materials, compounds, trade secrets, knowledge and technology including all technical, scientific, pre-clinical, clinical, regulatory, safety, manufacturing, quality control, marketing, financial and other commercial data (including pharmacological, toxicological and other test data and results) and other information, whether communicated in writing or orally or by any other method, including biological and other tangible materials, protocols, assays, methods, processes, procedures, practices, inventions, discoveries, developments, means, formulae, instructions, skills, techniques, sketches, designs, drawings, specifications, schematics, prototypes, expressed ideas and technical assistance, regulatory submissions or other intellectual property of any kind, including improvements, modifications, enhancements and derivatives of any of the foregoing, but excluding Patents.
1.113“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, government or Regulatory Authority, domestic or foreign.
1.114“Lead Compound” means ImmuNext’s proprietary monoclonal antibody known as [**], the CDRs for which are set forth on Schedule 1.28.
1.115“License Period” means the period of time beginning on the Option Exercise Date, if any, and ending on the last day of the Term.
1.116“License Period New In-License” has the meaning set forth in Section 9.6.4(a).
1.117“Licensed VISTA Antagonists” has the meaning set forth in Section 1.28.
1.118“Local Agent” means, in any Minor Market where it is common practice in the pharmaceutical industry for pharmaceutical companies to sell pharmaceutical product to a local distributor/agent in such Minor Market and permit such local distributor/agent to resell such product in that Minor Market without any direct or indirect royalty or other payment obligations to the pharmaceutical company that is calculated based on amounts invoiced or received by such local distributor/agent for in-market sales of such product in such Minor Market (i.e., the only revenue received by the pharmaceutical company with respect to product for in-market distribution in such Minor Market is the purchase price paid by the local distributor/agent to the pharmaceutical company for such product), any such local distributor/agent.
1.119“Made” means made, conceived, created, generated or reduced to practice; provided that “reduced to practice” shall not include constructive reduction to practice through filing or prosecuting a Patent.
1.120“Maintenance Fees” has the meaning set forth in Section 9.1.2.
1.121“Major European Country” means any of [**].
1.122“Major Market” means each of [**].
1.123“Manufacture” means, with respect to a product, those manufacturing activities involved in or relating to (a) manufacturing process development, (b) CMC activities including analytical development and qualification, formulation development, solubility testing, bulk drug substance manufacturing, stability testing and scale-up activities, bulk drug product manufacturing and stability testing, (c) quality assurance and quality control activities including validation testing, qualification and audit of clinical and commercial manufacturing facilities, and (d) in the case of either a clinical or commercial supply of such product or supply of such product for any non-clinical study, the manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such product.
1.124“Minor Market” means any country other than [**].
1.125“Net Sales” means the gross amounts billed or invoiced by Curis, its Affiliates or Sublicensees (each, a “Selling Party”), to Third Parties that are not Sublicensees for the sale or other commercial disposition of Products, less the following deductions from such amounts calculated in accordance with United States generally accepted accounting principles, consistently applied and standard internal policies and procedures and accounting standards, consistently applied throughout Curis, to the extent specifically and solely allocated to such Product(s) and actually taken, paid, accrued, allowed, included or allocated based upon good faith estimates in the gross sales prices with respect to such sales (and consistently applied as set forth below):
(a)trade, quantity and cash discounts, allowances, and credits allowed and taken, in any form, but expressly excluding discounts or allowances not attributable to a Product;
(b)refunds, chargebacks and any other allowances given and taken which effectively reduce the gross amounts billed or invoiced;
(c)product returns, including recalls or damaged goods and billing errors, credits and allowances and bad debt;
(d)rebates, chargebacks, and discounts (or the equivalent thereof) accrued and actually paid or credited to any governmental agency (or agent or branch thereof) or to any Third Party payor, administrator or contractee, including but not limited to managed healthcare organizations, pharmacy benefit managers (or equivalent thereof) or their agencies, purchasers, reimbursers, or trade customers, and, any compulsory payments related to the Product(s), and any government levied fees as a result of healthcare reform policies;
(e)discounts (or the equivalent thereof) mandated by, or granted to meet the requirements of, applicable state, provincial or federal Law, including required chargebacks and retroactive price reductions;
(f)transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on a bill or an invoice to such Third Parties; and
(g)taxes, tariffs, excises, customs duties, and/or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on a bill or an invoice to such Third Parties (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable).
All aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Selling Party’s business practices consistently applied across its product lines and accounting standards and verifiable based on Curis’ sales reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Product and other products of the Selling Party such that Product does not bear a disproportionate portion of such deductions. Sales or other commercial dispositions of Product between Selling Parties are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes so long as such Product is subsequently resold to a Third Party end user. Sales or other commercial dispositions of Product by a Selling Party to a Local Agent in a Minor Market for in-market resale in such Minor Market are sales to Third Parties and shall be included in Net Sales calculations, but the resale or other commercial distribution by such Local Agent in such Minor Market of Product purchased by such Local Agent from such Selling Party shall be excluded from Net Sales calculations for all purposes. In addition, Products provided to Third Parties without charge, in connection with research and development, Clinical Trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples, shall be excluded from the computation of Net Sales, and no payments will be payable on such sales or such other commercial dispositions.
If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s length transactions in the relevant country. For clarity, such gross amounts shall be subject to the deductions as set forth above in this Section 1.125.
Notwithstanding the foregoing, on a country-by-country basis, if a Product is sold in a country as part of a Combination Product in a Calendar Quarter, Net Sales of such Product in such country during such Calendar Quarter for the purpose of determining royalties and commercialization milestone payments due hereunder shall be calculated as follows:
(i)In the event that both (x) a Single-Agent Product is sold separately in finished form in such country during such Calendar Quarter and (y) the Other Active(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.125 (“Actual Combination Product Net Sales”) in such country during such Calendar Quarter by the fraction, A / (A+B) where A is the weighted average sale price of such Single-Agent Product when sold separately in finished form in such country during such Calendar Quarter, and B is the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such country during such Calendar Quarter.
(ii)In the event that a Single-Agent Product is sold separately in finished form in such country during such Calendar Quarter, but the Other Active(s) in such Combination Product are not sold separately in finished form in such country during such Calendar Quarter, then Net Sales of such Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in such country during such

Calendar Quarter by the fraction A / C where A is the weighted average sale price of such Single-Agent Product when sold separately in finished form in such country during such Calendar Quarter and C is the weighted average sale price of the Combination Product in such country during such Calendar Quarter.
(iii)In the event that no Single-Agent Product is sold separately in finished form in such country during such Calendar Quarter, but the Other Active(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, Net Sales of such Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product by the fraction (C‑B) / C, where B is the weighted average sale price of the Other Active(s) in the Combination Product when sold separately in finished form in such country during such Calendar Quarter, and C is the weighted average sale price of the Combination Product in such country during such Calendar Quarter.
(iv)In the event that neither any Single-Agent Product is sold separately in finished form in such country during such Calendar Quarter, nor the Other Active(s) in such Combination Product are sold separately in finished form in such country during such Calendar Quarter, then the methodology for determining Net Sales of such Product in such country shall be mutually agreed in writing by the parties in good faith based on the relative contributions of the Compound and the Other Active(s) in such Combination Product to the total value of the Combination Product.
1.126“Non-Breaching Party” has the meaning set forth in Section 15.2.1.
1.127“Non-Prosecuting Party” has the meaning set forth in Section 12.2.6(b)(i).
1.128“Notification” has the meaning set forth in Section 10.5.
1.129“Oncology” means an Indication characterized by abnormal cellular proliferation, including solid or liquid malignancies (including primary and metastatic tumors), lymphoid and myeloid proliferative disorders (including myelodysplastic syndrome and myelofibrosis). For clarity, “Oncology” (a) includes all blood-borne cancers, (b) includes cancer immunotherapy and immuno-oncology, (c) does not include NASH or the treatment of non‑malignant fibrosis for or in any organ (e.g. that could be seen as prevention of malignancy, for instance, HCC), but does include the treatment of desmoplastic tumors (e.g., that could be seen as malignancies with a fibrotic component), (d) does not include treatment of immune-related side effects of oncology or immuno-oncology treatment, (e) does not include the treatment of auto-immune or inflammation conditions, diseases or disorders and (f) does not include the treatment of reperfusion injuries.
1.130“Option” has the meaning set forth in Section 3.1.
1.131“Option Exercise Date” has the meaning set forth in Section 3.1.
1.132“Option Exercise Notice” has the meaning set forth in Section 3.1.
1.133“Option Fee” has the meaning set forth in Section 9.2.

1.134“Option Period” means the period commencing as of the Effective Date and expiring on the earliest of (a) four (4) years after the Effective Date, (b) the Option Exercise Date and (c) termination of this Agreement; provided that such period shall automatically end ninety (90) days after database lock for the first Phase 1A/1B Study in which the endpoints are met, as determined by the JSC.
1.135“Option Period Negotiating Party” has the meaning set forth in Section 9.6.2.
1.136“Option Period New In-License” has the meaning set forth in Section 9.6.2.
1.137“Option Period New In-License Know-How” has the meaning set forth in Section 9.6.3.
1.138 “Option Period New In-License Patents” has the meaning set forth in Section 9.6.3.
1.139 “Option Period Results” means all data, results, information and reports Made by or on behalf of either Party or both Parties during the Option Period in the course of conducting activities under this Agreement, including the conduct of the Research Plan or Phase 1A/1B Study, but excluding all Inventions Made during the Option Period.
1.140“Other Active” means any active pharmaceutical ingredient other than Compound.
1.141“Patent Certification” has the meaning set forth in Section 1.27.
1.142“Patents” means (a) patents and patent applications anywhere in the world, (b) all divisionals, continuations, continuations in-part thereof or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, renewals, supplemental protection certificates, or extensions of any of the foregoing anywhere in the world.
1.143“Period” means the Option Period or the License Period, as applicable.
1.144“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association, or other entity.
1.145“Phase 1 Trial” means a human clinical trial conducted on a limited number of study subjects for the purpose of gaining evidence of the safety and tolerability of, and information regarding pharmacokinetics and potential pharmacological activity for, a product or compound, as described in 21 C.F.R. § 312.21(a) (including any such clinical study in any country other than the United States).

1.146“Phase 1A/1B Plan” has the meaning set forth in Section 3.2.2(a).
1.147“Phase 1A/1B Study” means a human clinical trial described in the Phase 1A/1B Plan.
1.148“Phase 2 Trial” means a human clinical trial conducted on study subjects with the disease or condition being studied for the principal purpose of achieving a preliminary determination of efficacy or appropriate dosage ranges, as further described in 21 C.F.R. §312.21(b) (including any such clinical study in any country other than the United States).
1.149“Phase 3 Trial” means a pivotal clinical trial in humans conducted to gain evidence with statistical significance of the efficacy of a product in a target population and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in jurisdictions other than the United States.
1.150“Phase 4 Trial” means (a) any clinical trial in humans conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval and (b) any clinical trial in humans conducted after the first Regulatory Approval in the same disease state for which the compound or product received Regulatory Approval.
1.151“PMDA” means, as applicable: (a) the Pharmaceuticals and Medical Devices Agency of Japan or any successor agency thereto in Japan having substantially the same function; or (b) Ministry of Health, Labour and Welfare of Japan or any successor agency thereto in Japan having substantially the same function.
1.152“Product” means any product containing a Compound, either alone or in combination with one or more active ingredients, in all dosages, forms, formulations, presentations, line extension and modes of administration. All references to Products in this Agreement shall be deemed to include Combination Products.
1.153“Prosecuting Party” has the meaning set forth in Section 12.2.6(b)(i).
1.154“Prosecution” (including variations such as “Prosecute”) shall mean, with respect to a Patent, the preparation, filing, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings) and maintenance (including payment of any patent annuity fees) of such Patent, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments, patent term extensions, supplementary protection certificates, or their equivalents with respect to such Patent, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution” (including variations such as “Prosecute”) shall exclude any enforcement action with respect to a Patent.
1.155“Publishing Party” has the meaning set forth in Section 13.6.1.

1.156“Reassigned Invention” has the meaning provided in Section 12.1.2(c).
1.157“Reassigned Technology” has the meaning provided in Section 12.1.2(c).
1.158“Receiving Party” has the meaning set forth in Section 13.1.1.
1.159“Regulatory Approvals” means any and all approvals (including price and reimbursement approvals, if required for marketing or sale), licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport or sale of a biological product in a country or other regulatory jurisdiction.
1.160“Regulatory Authority” means any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of biological products in any country or other jurisdiction, including the FDA, EMA and PMDA.
1.161“Regulatory Exclusivity” means any period of regulatory data protection or market exclusivity or similar regulatory protection afforded by the Regulatory Authorities in a country, including any such periods listed in the FDA’s Purple Book: Lists of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations or periods under national implementations of Directive 2001/83/EC, and all international equivalents.
1.162“Regulatory Filings” means all INDs, BLAs, Regulatory Approvals, and other filings with, and formal submissions to, Regulatory Authorities, in each case, with respect to the development, manufacture, and marketing and sale of Product in any country or other jurisdiction.
1.163“Remainder” has the meaning set forth in Section 12.3.7.
1.164“Representative” has the meaning set forth in Section 13.1.1.
1.165“Research Budget” means the budget of costs for ImmuNext’s conduct of the Research Plan.
1.166“Research Plan” has the meaning set forth in Section 3.2.2(a).
1.167“Research Principles” means the research principles set forth in Schedule 1.167.
1.168“Right of Reference” means: (a) in the U.S., a right to reference information previously submitted in an IND, as permitted in 21 C.F.R. 312.23(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a clinical trial under, an IND, or obtaining approval of a BLA or other Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.

1.169“Risk Minimizing Actions” has the meaning set forth in Section 17.2.2.
1.170“Royalty Reduction Date” means the first date on which royalties under clause (a) or (b) of the definition of “Licensed Product” (as defined in [**]) are no longer payable with respect to Net Sales of such “Licensed Product” under [**], as set forth on Schedule 1.169.
1.171“Royalty Term” has the meaning provided in Section 9.4.2.
1.172“Sale Transaction” has the meaning set forth in Section 18.4.1.
1.173“Selling Party” has the meaning set forth in Section 1.124.
1.174“Single-Agent Product” shall mean a Product containing Compound as its sole active pharmaceutical ingredient.
1.175“Subcontractor” means a consultant, subcontractor or other vendor engaged by a Party to conduct activities on behalf of such Party or its Affiliate under this Agreement, but excluding any Academic Researcher.
1.176“Sublicense” means: (a) a (sub)license under the Curis Commercial License; or (b) a (sub)license or other right to market, promote or sell Compound or Product in the Field. For avoidance of doubt, a “Sublicense” shall not include rights granted to a Local Agent in a Minor Market that are limited to the in-market resale in such Minor Market of Product purchased from another Person (including Curis or its Affiliate), where such Local Agent has no direct or indirect royalty or other payment obligations to such other Person (or to Curis or its Affiliate), that is calculated based on amounts invoiced or received by such Local Agent for in-market sales of such purchased Product in such Minor Market.
1.177“Sublicensee” means any Third Party that has received from Curis or its Affiliate, directly or indirectly through one or more tiers as set forth in Section 8.2.5, a Sublicense. For avoidance of doubt, a “Sublicensee” shall not include a Local Agent in a particular Minor Market, provided that such Local Agent shall be deemed not to be a “Sublicensee” solely with respect to Product sold or distributed in such Minor Market.
1.178“Sublicense Revenue” means amounts received by Curis or any of its Affiliates from a Sublicensee in consideration for the grant by Curis or its Affiliate of a Sublicense, including upfront fees, license fees, milestone payments (except as expressly set forth below and excluding Net Sales-based milestone payments), premiums over the fair market value (as of the date of receipt) of equity securities of Curis or its Affiliate, and other payments or consideration of any kind, that, in each case, are received by Curis or its Affiliate from a Sublicensee in consideration for the grant of a Sublicense; provided, however, that if Curis or its Affiliate receives any milestone payment for the achievement by a Sublicensee of a milestone event for which Curis is obligated to pay ImmuNext a milestone payment under Section 9.3.1, then only the amount by which the milestone payment received by Curis or its Affiliate from the Sublicensee exceeds the milestone payment payable (and paid) by Curis to ImmuNext for such Sublicensee’s achievement of such milestone event shall be considered Sublicense Revenue; and provided, further, that “Sublicense Revenue” shall in any event exclude: (a) amounts paid in consideration of equity securities of Curis or its Affiliate, except to the extent such payments exceed the fair market value of such securities as of the date of issuance, (b) reimbursement by the Sublicensee for research and development conducted after the date of the Sublicense, accounted for at reasonable and customary rates, on a full-time equivalent basis (any excess over a reasonable and customary FTE rate is included in Sublicense Revenue), (c) royalties on Net Sales of Products by a Sublicensee, and (d) payments for reimbursement of patent prosecution, defense, enforcement and maintenance expenses.
1.179“Term” has the meaning set forth in Section 15.1.
1.180“Terminated Product” has the meaning set forth in Section 15.8.1.
1.181“Third Party” means any Person other than Curis, ImmuNext and their respective Affiliates.
1.182“Third Party Acquiror” has the meaning set forth in Section 18.4.1.
1.183“Third Party Claim” has the meaning set forth in Section 14.1.
1.184“Third Party Licenses” has the meaning set forth in Section 9.4.6.
1.185“Unacceptable Safety Risk” has the meaning set forth in Section 2.1.6(b)(i).
1.186“United States” or “U.S.” means the United States of America and all its territories and possessions.
1.187“Upfront Fee” has the meaning set forth in Section 9.1.1.
1.188“Upstream Agreements” means the agreements set forth on Schedule 1.188.
1.189“Valid Claim” means a claim within a Patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue or disclaimer; provided that, on a country-by-country basis, a patent application or subject matter of a claim thereof pending for more than [**] after the earliest filing date to which such patent application or claim is entitled shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a Patent with respect to such application issues with such claim.
1.190“VISTA” shall have the meaning set forth in the Recitals.
1.191“VISTA Antagonist” means a compound that specifically binds VISTA and inhibits the immunosuppressive effect on T cell proliferation elicited by VISTA, as set forth in the Mixed Lymphocyte Reaction assay identified in Schedule 1.191 and when tested in such compound’s unconjugated form.

1.192“Withholding Action” shall have the meaning set forth in Section 10.6.4
2.Governance
2.1Joint Steering Committee.
2.1.1Formation; Membership. Within [**] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall be composed of [**] representatives of each Party, and each Party shall designate its initial JSC representatives by written notice to the other Party. Each Party shall be free to change its JSC representatives on written notice to the other Party, provided that each Party shall ensure that, at all times during the existence of the JSC, its representatives on the JSC have (a) appropriate expertise for the then-current stage of development or commercialization of Product in the Field; and (b) during the Option Period, the authority to bind such Party with respect to matters requiring approval by the JSC.
2.1.2Responsibilities and Authority.
(a)During the Option Period. During the Option Period, the JSC will manage the non-clinical Development and clinical Development of Compounds and Products and will serve as the main forum for data sharing and decision-making regarding the same. The JSC shall also provide a forum for sharing progress and results relating to non-clinical Development and clinical Development of Compounds and Products during the Option Period. In particular, during the Option Period, the JSC shall:
(i)manage the non-clinical Development and clinical Development of Compounds and Products;
(ii)discuss and approve the Research Plan and changes thereto;
(iii)discuss and approve the Research Budget and changes thereto;
(iv)discuss and approve the Phase 1A/1B Plan and changes thereto;
(v)oversee the conduct of the Phase 1A/1B Plan and the Research Plan and review data arising from each such plan;
(vi)discuss the Phase 1A/1B Plan and Research Plan and provide advice regarding any amendments to either plan;
(vii)discuss and determine whether the clinical endpoints for any Phase 1A/1B Study have been met;
(viii)if requested by ImmuNext, discuss whether Curis will permit ImmuNext to use a Compound as a tool compound pursuant to Section 8.3.3(a); and

(ix)perform such other obligations as are expressly delegated to it under this Agreement.
(b)During the License Period. During the License Period (if any), the JSC shall serve solely as a forum for information sharing and shall not have any decision-making authority. Without limiting the foregoing, during the License Period, Curis shall provide updates to the JSC regarding the status of Regulatory Filings made, anticipated Regulatory Approvals, and anticipated Product launch dates and non-binding estimates of the anticipated occurrence of each Development Milestone Event and Commercial Milestone Event.
2.1.3Meetings. The JSC shall meet at least [**] during the Option Period and at least [**] during the License Period (if any), or, in each case, at such greater frequency as the JSC shall determine. The JSC may meet in person or by means of teleconference, videoconference or other similar communications equipment. In-person meetings shall alternate between ImmuNext and Curis locations within the United States whenever possible unless otherwise agreed by the Parties. Subject to the preceding sentence, JSC meetings shall be held at such times and places as determined by the JSC. The first JSC meeting shall be within [**] after the Effective Date, and the first JSC meeting during the License Period (if any) shall be within [**] after the start of the License Period. Following notice to the other Party, a reasonable number of additional representatives of a Party may attend meetings of the JSC in a non‑voting capacity provided that all such representatives are bound by written confidentiality and non-use obligations commensurate with Section 13. Each Party shall bear its own expenses of participating in meetings of the JSC. Curis shall have responsibility for chairing JSC meetings. The chair shall not have any greater authority than any other representative of either Party on the JSC. Curis’ Alliance Manager shall be responsible for circulating the agenda for such meeting reasonably in advance of such meeting, provided that at ImmuNext’s request, Curis shall include on the agenda for a meeting any matter requested by ImmuNext that is within the scope of the JSC’s responsibility or purview.
2.1.4Minutes. Curis’ Alliance Manager shall be responsible for preparing and circulating minutes of each meeting of the JSC within [**] after such meeting. Minutes of JSC meetings shall set forth, among other things, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes shall be effective only after being approved by both Parties. Definitive minutes of all JSC meetings shall be finalized no later than [**] after the meeting to which the minutes pertain.
2.1.5Decision-Making. During the Option Period, decisions of the JSC shall be made by consensus, with each Party’s representatives on the JSC collectively having one vote. No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.
2.1.6Dispute Resolution. During the Option Period, in the event that the JSC is unable to reach a unanimous decision on a matter that is within its decision-making authority within [**] after it has met and attempted to reach such decision, then either Party may refer such matter to a senior executive officer of each Party for attempted resolution. Such senior executive officers shall attempt in good faith to promptly resolve such matter within [**] after such referral. In the event that such senior executive officers are unable to resolve such matter within [**] after such referral, then:
(a)if the matter relates to the [**], Curis will have final-decision making authority with respect to such matter, provided that such decision must be in accordance with the Development Principles;
(b)if the matter relates to the Research Plan, the Research Budget, the Research Principles, the Phase 1A/1B Plan, or the Development Principles, the matter will be referred to the chief executive officer of each Party for attempted resolution. If the chief executive officers are unable to resolve such matter within [**] after such referral, then:
(i)if the matter is a good faith dispute between the Parties as to whether the continuation or resumption of the conduct of a Phase 1A/1B Study that has been halted or suspended due to safety concerns or the conduct of an additional Phase 1 Trial proposed to be added to the Phase 1A/1B Plan as a Phase 1A/1B Study poses a substantial and unacceptable risk to patient safety that outweighs any potential therapeutic benefit of the Product to patients, taking into consideration the (un)availability of therapeutic alternatives to patients (an “Unacceptable Safety Risk”), then either Party may refer such dispute for resolution by a KOL Panel in accordance with Section 17.2;
(ii)if the matter is a dispute as to whether the clinical endpoints for any Phase 1A/1B Study have been met, then either Party may refer such dispute for resolution by a KOL Panel in accordance with Section 17.2; and
(iii)unless Section 2.1.6(b)(i) or 2.1.6(b)(ii) applies, if such matter is a proposed amendment or modification to the Research Plan, the Research Budget, the Research Principles, the Phase 1A/1B Plan, or the Development Principles, the matter will remain deadlocked and the status quo will prevail; and
(c)if such matter relates to use of a Compound as a tool compound pursuant to Section 8.3.3(a), Curis will have final-decision making authority with respect to such matter.
The Parties intend that all matters within the scope of the JSC’s decision-making authority shall be resolved by the Parties in accordance with Sections 2.1.5 and 2.1.6 and, to the extent expressly provided in Section 2.1.6(b)(i) or 2.1.6(b)(ii), Section 17, and each Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no matter within the scope of the JSC’s authority shall be subject to the dispute resolution mechanisms set forth in Section 16.
2.1.7Limitation on Authority. The JSC shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and such rights, powers and authority shall be subject to the terms and conditions of this Agreement. The JSC shall not be a substitute for the rights of the Parties hereunder. Notwithstanding any other provision of this Agreement to the contrary, the JSC shall not have any right, power or authority: (a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (b) to modify or amend the terms and conditions of this Agreement.
2.2Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”) and shall notify the other Party of the name and contact information of its initial Alliance Manager. A Party may replace its Alliance Manager from time to time in its sole discretion upon written notice to the other Party, which shall include the name and contact information of the replacement Alliance Manager. The Alliance Managers shall be the primary points of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication regarding all activities hereunder. During the Option Period, the Alliance Managers shall be responsible for following-up on decisions made by the JSC.
3.Option Grant; Option Exercise; Option Period Development; Option Period Manufacturing.
3.1Option Grant; Option Exercise. Subject to the terms and conditions of this Agreement, ImmuNext hereby grants to Curis the exclusive option, exercisable at Curis’ sole discretion during the Option Period, to obtain the Curis Commercial License (the “Option”). During the Option Period, Curis will have the right (but not the obligation) to exercise the Option in its sole discretion by delivering written notice of such exercise (the “Option Exercise Notice”) to ImmuNext and paying the Option Fee to ImmuNext in accordance with Section 9.2. The date on which the Option Exercise Notice has been delivered and the Option Fee has been paid to ImmuNext shall be the “Option Exercise Date”. If Curis does not exercise the Option during the Option Period, this Agreement will expire in accordance with its terms pursuant to Section 15.1.
3.2Option Period Development.
3.2.1Goals. The objective for the Option Period is for ImmuNext to conduct the Research Plan in a manner that is consistent with the Research Principles and Curis to conduct the Phase 1A/1B Study in a manner that is consistent with the Development Principles, in each case, in order to permit Curis to evaluate whether to exercise the Option. ImmuNext shall conduct the Research Plan activities in accordance with the Research Plan and this Agreement. Curis shall conduct the Phase 1A/1B Study in accordance with the Phase 1A/1B Plan and this Agreement.
3.2.2Option Period Plans; Performance.
(a)Research Plan. During the Option Period, ImmuNext shall use Commercially Reasonable Efforts to conduct in vitro and in vivo experiments that support the Phase 1A/1B Study in accordance with a mutually agreed written research plan (the “Research Plan”), which Research Plan will be consistent with the Research Principles. The Research Plan shall set forth (i) the in vitro and in vivo experiments to be conducted by or on behalf of ImmuNext; (ii) the Research Budget; and (iii) an estimated timeline for the conduct of such experiments. ImmuNext shall deliver an initial draft of the Research Plan to Curis for review and approval by the JSC (such approval not to be unreasonably withheld, conditioned or delayed) a draft Research Plan within [**] after the Effective Date. From time to time after approval of the initial Research Plan during the Option Period, either Party may propose amendments to the Research Plan for review and approval by the JSC, provided that any such amendment must be consistent with the Research Principles.
(b)Phase 1A/1B Plan. Within [**] after the Effective Date, Curis shall deliver to ImmuNext for review and approval by the JSC (such approval not to be unreasonably withheld, conditioned or delayed) a draft plan for the conduct of the Phase 1A/1B Study, which shall be consistent with the Development Principles, identify the major parameters of the Phase 1A/1B Study and include an estimated timeline. Upon approval by the JSC in accordance with Section 2.1.2(a)(ii), such plan shall be the “Phase 1A/1B Plan”. From time to time after approval of the initial Phase 1A/1B Plan during the Option Period, either Party may propose amendments to the Phase 1A/1B Plan for review and approval by the JSC, provided that any such amendment must be consistent with the Development Principles.
(c)Endpoints. If the clinical endpoints for a Phase 1A/1B Study are not met, the Parties shall discuss in good faith potential amendments to the Research Plan, Research Budget and Phase 1A/1B Plan to accommodate an additional Phase 1A/1B Study; such amendments to be consistent with the Research Principles and/or Development Principles, as applicable. In no event may Curis conduct a Phase 2 Trial of a Product during the Option Period.
(d)Option Period Diligence. During the Option Period, ImmuNext shall use Commercially Reasonable Efforts to conduct the experiments set forth in the Research Plan in accordance with the Research Plan, including the Research Budget. Without limiting the foregoing, ImmuNext shall be solely responsible for conducting all Research Plan activities, including ensuring that all Research Plan activities are conducted in compliance with applicable Law and industry standards. During the Option Period, Curis shall use Commercially Reasonable Efforts to conduct the Phase 1A/1B Study in accordance with the Phase 1A/1B Plan. Without limiting the foregoing, Curis shall be solely responsible for conducting all activities in connection with the Phase 1A/1B Study, including ensuring that the administration and use of Compounds and Products for the Phase 1A/1B Study are conducted in compliance with applicable Law and industry standards, including GLP, GCP and GMP.
3.2.3Phase 1A/1B Study Costs; Research Plan Costs.
(a)Curis shall bear all costs and expenses (including personnel costs and all other internal costs and external costs) incurred in connection with activities under the Phase 1A/1B Plan.
(b)Following the end of each Calendar Quarter during the Option Period, ImmuNext shall invoice Curis, at cost and in accordance with the Research Budget, for documented external costs and expenses incurred by or on behalf of ImmuNext or its Affiliates, and at the applicable FTE Rate for FTEs used by ImmuNext, in each case, in carrying out its responsibilities under the Research Plan during the previous Calendar Quarter. Notwithstanding the foregoing, the total amount invoiced to Curis for each Calendar Year pursuant to this Section 3.2.3(b) shall not exceed two hundred fifty thousand dollars ($250,000), unless otherwise agreed by the Parties in writing (such agreement to be given or withheld in each Party’s sole discretion). Curis shall pay each such invoice within [**] of receipt thereof. ImmuNext will not be required to conduct any activities under the Research Plan unless it is paid in full for all costs and expenses incurred in accordance with the Research Budget. Curis will not be required to pay any amount in excess of one hundred percent (100%) of the Research Budget for ImmuNext’s conduct of the Research Plan.
3.2.4Option Period Updates and Records.
(a)Updates. During the Option Period, (i) Curis shall keep ImmuNext reasonably informed with respect to the progress and results of the Phase 1A/1B Plan and the activities for which it is responsible thereunder by providing updates at each meeting of the JSC and (ii) ImmuNext shall keep Curis reasonably informed with respect to the progress and results of the Research Plan and the activities for which it is responsible thereunder by providing updates at each meeting of the JSC. Such updates shall include all activities conducted and all accomplishments achieved under the Phase 1A/1B Plan or Research Plan (as applicable), all Option Period Results and any new Inventions Made in the course of conducting such activities, and Know-How pertaining to any such Invention that is Made in the course of conducting such activities during the Option Period (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement), planned activities for the subsequent Calendar Quarter, progress against any timelines, and any other aspects that the JSC may reasonably request, in sufficient detail and in a good scientific manner. Upon a request by a Party, the other Party shall provide a copy of all available raw data relating to the activities conducted by the non-requesting Party under the Phase 1A/1B Plan or Research Plan, as applicable.
(b)Curis Option Period Records. During the Option Period, Curis will maintain, or cause to be maintained, records and laboratory notebooks with respect to its conduct of activities under the Phase 1A/1B Plan (the “Curis Option Period Records”) in sufficient detail and in a good scientific manner and format appropriate for (A) scientific purposes, (B) regulatory purposes, and (C) obtaining and maintaining intellectual property rights and protections, in each case ((A)-(C)) for a period of the longer of as required by applicable Law or [**] after the expiration or termination of the Option Period. The Curis Option Period Records shall be complete and accurate in all material respects and shall fully and properly reflect all work done, Option Period Results, and Inventions Made in the course of conducting the Phase 1A/1B Plan, and Know-How pertaining to any such Invention that is Made in the course of conducting such activities during the Option Period (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement). Upon ImmuNext’s request during the required retention period, Curis will provide a copy of the Curis Option Period Records to ImmuNext and will meet with ImmuNext from time to time to discuss the same.
(c)ImmuNext Option Period Records. During the Option Period, ImmuNext will maintain, or cause to be maintained, records and laboratory notebooks with respect to its conduct of activities under the Research Plan (the “ImmuNext Option Period Records”) in sufficient detail and in a good scientific manner and format appropriate for (A) scientific purposes, (B) regulatory purposes, and (C) obtaining and maintaining intellectual property rights and protections, in each case ((A)-(C)) for a period of [**] after the expiration or termination of the Option Period. The ImmuNext Option Period Records shall be complete and accurate in all material respects and shall fully and properly reflect all work done, Option Period Results, and Inventions Made in the course of conducting activities under the Research Plan, and Know-How pertaining to any such Invention that is Made in the course of conducting such activities during the Option Period (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement), but are not required to reflect any Excluded Compound Technology or Excluded ImmuNext Technology. Upon Curis’ request during the required retention period, ImmuNext will provide a copy of the ImmuNext Option Period Records to Curis and will meet with Curis from time to time to discuss the same.
(d)Final Report. Within [**] after the earlier of (i) the commencement of the License Period, (ii) the date of expiration of this Agreement pursuant to Section 15.1(a), or (iii) the date of termination of this Agreement for any reason during the Option Period, Curis shall deliver to ImmuNext a final written report of all activities conducted and all accomplishments achieved by Curis in connection with the Phase 1A/1B Plan and all results thereof, in sufficient detail and in a good scientific manner and study report format appropriate for (A) scientific purposes, (B) regulatory purposes, and (C) obtaining and maintaining intellectual property rights and protections. Within [**] after completion of all Research Plan activities, ImmuNext shall deliver to Curis a final written report of all activities conducted and all accomplishments achieved by ImmuNext in connection with the Research Plan and all results thereof, in sufficient detail and in a good scientific manner and study report format appropriate for (A) scientific purposes, (B) regulatory purposes, and (C) obtaining and maintaining intellectual property rights and protections.
(e)Ownership. ImmuNext shall solely own all rights, title and interest (including all intellectual property rights) in and to the ImmuNext Option Period Records and the Option Period Results. Curis shall solely own all rights, title and interest (including all intellectual property rights) in and to the Curis Option Period Records; provided, however, that all Option Period Results recorded or disclosed therein shall be owned by ImmuNext.
3.2.5ImmuNext Independent Monitor. At ImmuNext’s sole cost and expense, ImmuNext may engage an independent Third Party mutually agreeable to both Parties to monitor execution of the Phase 1A/1B Study (such party, the “Independent Monitor”). ImmuNext shall be permitted to share any Confidential Information of Curis with the Independent Monitor as reasonably necessary for the Independent Monitor to perform the obligations of the Independent Monitor as described above. Additionally, the Independent Monitor shall have access to relevant personnel of Curis and any Affiliates during normal business hours, with at least [**] prior notice to Curis, as reasonably necessary for the Independent Monitor to perform its obligations as described above. ImmuNext shall be responsible for the compliance of the Independent Monitor with the applicable terms and conditions of this Agreement, including Section 13.
3.2.6ImmuNext Clinical Representative. At ImmuNext’s sole cost and expense, up to [**] qualified ImmuNext representatives designated by ImmuNext shall be permitted to monitor the clinical site calls for the Phase 1A/1B Study. ImmuNext shall be responsible for the compliance of such representative(s) with the applicable terms and conditions of this Agreement, including Section 13.
3.2.7Performance by Affiliates, Subcontractors and Academic Researchers.
(a)Subject to the terms of this Section 3.2.7(a) and Section 7.1.2, each Party shall have the right to perform its obligations under the Phase 1A/1B Plan or the Research Plan or exercise rights under and Section 7.1.2, as applicable, through one or more Affiliates or Subcontractors, provided, in each case, that: (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting; (ii) each such Affiliate and Subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the Parties pursuant to Section 13; (iii) prior to initiating conduct of any Phase 1A/1B Plan or the Research Plan activities, each such Affiliate and Subcontractor has signed a binding agreement or instrument assigning, and agreeing to assign, to such Party all Option Period Results, Inventions Made in the conduct of such activities, and Know-How pertaining to any such Invention that is Made in the course of conducting such activities during the Option Period (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement); and (iv) such Party shall at all times be fully responsible for the conduct of such Affiliate or Subcontractor, and no such delegation or subcontracting shall relieve such Party of its obligations under the Phase 1A/1B Plan, the Research Plan or this Agreement. Notwithstanding clause (iii) above, the Parties acknowledge that a Subcontractor that is a contract research organization or contract manufacturing organization may be unwilling to agree to assign to the subcontracting Party improvements to such Subcontractor’s pre‑existing proprietary technology that it uses in conducting such activities, or technology of broad applicability that such Subcontractor uses for multiple customers or clients in addition to such Party, and in such event such Party shall not be prohibited from delegating or subcontracting its obligations to such Subcontractor solely by reason thereof if such delegation or subcontracting is pursuant to commercially reasonable and customary terms that otherwise comply with this Section 3.2.7(a). The Party engaging a Subcontractor shall be responsible for the payment of such Subcontractor for the subcontracted activities.
(b)Except as set forth in the remainder of this Section 3.2.7(b), neither Party shall subcontract any Phase 1A/1B Plan or Research Plan activities to any Academic Researcher without the other Party’s prior written consent, which the other Party may condition upon the Academic Researcher’s written agreement to terms and conditions regarding ownership and/or license of intellectual property rights and confidentiality and non‑use of information that, in each case, are acceptable to the other Party. Notwithstanding the foregoing,

(i) ImmuNext shall have the right to subcontract Research Plan activities to Upstream Licensor 1 pursuant to the Upstream SRA, (ii) ImmuNext shall have the right to subcontract Research Plan activities to Upstream Licensor 1 on a fee-for-service basis under terms and conditions that provide for any intellectual property Made under any such fee-for-service agreement to be owned by ImmuNext, or, solely in the case of engaging Upstream Licensor 1 to analyze samples, under terms and conditions under which ImmuNext shall have the right to use, without limitations on disclosure, all data generated in connection with such activities for any lawful purpose without obligation to Upstream Licensor 1, and (iii) Curis shall have the right to enter into clinical trial agreements with Academic Researchers at clinical trial sites for the Phase 1A/1B Study on customary and reasonable terms, which such clinical trial agreements shall include the assignment to Curis of all Inventions that are directed specifically to the Compound or Product that is the subject of such Phase 1A/1B Study (including the composition, or any method of use or manufacture, of such Compound or Product) or that are anticipated by the protocol for the Phase 1A/1B Study. In no event may either Party allow any Academic Researcher to conduct an investigator-sponsored trial of a Compound or Product.
4.License Period Development and Commercialization.
4.1Responsibility for Development and Commercialization. During the License Period, Curis shall have the sole right to conduct all Development and Commercialization activities with respect to the Compounds and Products in the Field, at Curis’ sole cost and expense. Curis shall be responsible for conducting all such Development and Commercialization activities with respect to Compounds and Products in compliance with all applicable Laws.
4.2Diligence. During the License Period, Curis shall use Commercially Reasonable Efforts to Develop and Commercialize one (1) Product in each Major Market in the Field, and ImmuNext shall have no further obligations under the Research Plan.
4.3Updates. On a [**] basis by [**] of each Calendar Year during the License Period prior to the First Commercial Sale of a Product, and on [**] of each Calendar Year thereafter, Curis shall provide a high-level update, in writing or as part of a JSC meeting, regarding its progress with respect to the Development and registration of Compounds and Products in the Field in the Major Markets, including the status and results of clinical trials and Regulatory Approvals applied for or obtained.
4.4Marking. Curis, is Affiliates and Sublicensees shall mark all Products with applicable issued patent numbers or other intellectual property notices relating to such Products in conformance with applicable Laws and the applicable Upstream Agreements.
5.Technology Transfer
5.1ImmuNext Technology. To the extent not previously provided prior to the Effective Date, within [**] after the Effective Date, ImmuNext will provide to Curis one (1) electronic copy of the following ImmuNext Technology: (a) all documents in ImmuNext’s or any of its Affiliates’ possession as of the Effective Date that describe or contain the chemical or molecular structures, non-clinical data and reports on the Compounds, and (b) all documents in

ImmuNext’s or any of its Affiliates’ possession as of the Effective Date relating to clinical filings, data and reports on the Compounds. In addition, to the extent not included in clauses (a) and (b) of the preceding sentence, ImmuNext shall provide to Curis, within [**] after the Effective Date, true and complete copies of all written, graphic or electronic embodiments of data in the possession of ImmuNext or its Affiliates from preclinical studies and Clinical Trials of Compounds and Products (it being understood that ImmuNext makes no representation or warranty that any such embodiments of data that were provided to ImmuNext by Upstream Licensor 2 were or are true and complete).
5.2Existing Inventory. Within [**] after the Effective Date, Curis shall provide ImmuNext with evidence that Curis has engaged contract research organizations to manage and store the Existing Inventory in a manner that is reasonably acceptable to ImmuNext. Following receipt of such evidence, ImmuNext will cause control of the Existing Inventory to be transferred to Curis. During the Option Period, (a) absent prior written consent from ImmuNext, Curis may not change any of the contract research organizations it engages to manage or store any of the Existing Inventory and (b) Curis shall not, and shall cause its Affiliates and Sublicensees not to, use the Existing Inventory for any purpose other than to conduct the Phase 1A/1B Study in accordance with the Phase 1A/1B Plan and any supportive non-clinical experiments for the Compounds and Products in the Field.
6.Regulatory Responsibilities.
6.1During the Option Period.
6.1.1During the Option Period, Curis will submit a Curis IND cross-referencing the [**] IND to the appropriate Regulatory Authority in each jurisdiction where the Phase 1A/1B Study will be conducted. ImmuNext hereby grants to Curis and its Affiliates during the Option Period an exclusive Right of Reference to the [**] IND, solely for the purposes of: (i) filing and maintaining the Curis IND(s); (ii) conducting the Phase 1A/1B Study; and (iii) complying with applicable reporting and other regulatory requirements with respect to Products. ImmuNext shall, promptly upon Curis’ request, file with the applicable Regulatory Authority(ies) such letter(s) of authorization, access or cross-reference as may be necessary to accomplish the intent of the preceding sentence. Curis will have the sole right to conduct all regulatory activities to support the Curis IND(s), including all meetings, conferences and discussions (including advisory committee meetings), with regard to the Phase 1A/1B Study and the Curis IND(s), such activities to be conducted at Curis’ sole cost and expense; provided that, (a) Curis shall consult with ImmuNext regarding any such material communications and other material regulatory matters during the Option Period through the JSC, (b) if Curis requests that ImmuNext conduct any communications or otherwise interact with a Regulatory Authority, the Parties will discuss such request in good faith, and if the Parties agree, ImmuNext will engage in such communications or other interaction with such Regulatory Authority and (c) Curis shall provide ImmuNext with copies of all written communications with Regulatory Authorities and written minutes of non-written communications with Regulatory Authorities.
6.1.2Prior to the transfer of the [**] IND pursuant to Section 6.2, Curis shall promptly provide ImmuNext with CMC data regarding the Existing Inventory transferred to Curis hereunder as reasonably requested by ImmuNext for ImmuNext to perform its reporting obligations under the [**] IND and data required to support stability work. Without limiting the foregoing, Curis shall provide ImmuNext with the data set forth on Schedule 6.1.2 on an as-required basis to perform ImmuNext’s and its Affiliates’ regulatory obligations with respect to the [**] IND at the applicable frequency set forth on such Schedule. ImmuNext and its Affiliates may use the data provided under this Section 6.1.2 solely to perform ImmuNext’s and its Affiliates’ regulatory obligations with respect to the [**] IND. In addition, Curis and ImmuNext agree to cooperate in the drafting of the annual report for [**] and the filing thereof with relevant Regulatory Authorities.
6.2During the License Period. Promptly upon Curis’ request following the start of the License Period, ImmuNext shall assign and transfer to Curis the [**] IND. Effective as of the Option Exercise Date (if any), unless the [**] IND is transferred to Curis, ImmuNext shall, and does hereby, grant to Curis and its Affiliates during the Option Period an exclusive Right of Reference to the [**] IND, solely for the purposes of: (i) obtaining and maintaining Regulatory Approvals for Products in the Field; (ii) to the extent Curis or any of its Affiliates is manufacturing, or having a contract manufacturing organization manufacture, Compound or Product, conducting or having conducted CMC activities in relation to Compound or Product; (iii) to the extent Curis or any of its Affiliates is manufacturing, or having a contract manufacturing organization manufacture, Compound or Product, the manufacture of Compound or Product for use or distribution anywhere in the world; and (iv) complying with applicable pharmacovigilance and other regulatory requirements with respect to Product, all in accordance with this Agreement. ImmuNext shall, promptly upon Curis’ request, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of the preceding sentence. During the License Period, Curis will be responsible for all regulatory matters with respect to the Compounds and Products in the Field, and Curis shall bear the associated costs and expenses. Without limiting the foregoing, during the License Period, Curis shall own all INDs and BLAs related to the Compounds and Products in the Field submitted by or on behalf of Curis and all Regulatory Approvals received with respect to Compounds and Products in the Field.
6.3No Option Exercise. In the event that Curis does not exercise the Option by the end of the Option Period, (a) Curis shall transfer and assign to ImmuNext or its designee the Curis IND(s) and other Regulatory Filings submitted by Curis to, or filed by Curis with, any Regulatory Authority with respect to any Compound or Product, including any drug or biologic master files held by Curis solely related to Compound or Product; and (b) Curis shall have no rights under Section 6.2.
6.4Pharmacovigilance. To the extent required by applicable Laws or requested by any Regulatory Authority with respect to the class of compounds or products that target VISTA, the Parties will cooperate with regard to the reporting and handling of safety information involving Compounds and Products, on the one hand, and Excluded Compounds, on the other hand. In such case, the Parties will negotiate in good faith and enter into a Safety Data Exchange Agreement defining the pharmacovigilance responsibilities of the Parties, including procedures governing the exchange of safety data and information affecting the class of compounds or products that target VISTA. If ImmuNext enters into a collaboration or license agreement with a Third Party to develop or commercialize one or more Excluded Compounds, and such agreement includes obligations of such Third Party for the benefit of Curis that are substantially the same as those set forth above in this Section 6.4 (mutatis mutandis), then Curis agrees to comply with reciprocal obligations to such Third Party. Notwithstanding the foregoing, neither Party shall be obligated to enter into any such agreement if it determines in good faith that such agreement would cause a Party to violate applicable Laws.
7.Manufacture and Supply
7.1During the Option Period.
7.1.1During the Option Period, Curis will have sole right, responsibility and control of, and will bear all costs and expenses of, managing the supply of all Existing Inventory. In addition, Curis will be responsible for all costs and expenses incurred during the Option Period for distribution of Existing Inventory to clinical sites, storage, testing, labeling, and, if necessary, bulk fill and finish; provided that, during the Option Period, Curis and its Affiliates and Sublicensees may only use Existing Inventory for the conduct of the Phase 1A/1B Study and support of the Research Plan. The Parties shall enter into a quality agreement, which will be consistent with this Agreement, setting forth the Parties’ respective rights and obligations with respect to the release of Existing Inventory, including the authority to release and ship Existing Inventory as required to support the Phase 1A/1B Study. Subject to Curis’ right to use Existing Inventory in accordance with this Agreement, ImmuNext shall retain all right, title and interest in and to all Existing Inventory during the Option Period.
7.1.2Except as set forth in this Section 7.1.2 or as otherwise agreed in writing by the Parties, none of Curis, its Affiliates or Sublicensees may Manufacture or have Manufactured any Compound or Product during the Option Period. If the quantity and/or quality of Existing Inventory is insufficient for the conduct and completion of the Phase 1A/1B Study (and any additional Phase 1A/1B Study that the Parties agree Curis may conduct pursuant to Section 3.2.2(c), or the KOL Panel permits Curis to conduct in accordance with Section 17.2) and support of the Research Plan, Curis shall have the right during the Option Period to Manufacture or have Manufactured such additional quantity(ies) of Compound or Product as are reasonably necessary for such purposes. For clarity, Curis shall not be obligated to use in any Phase 1A/1B Study any Existing Inventory that Curis determines is not GMP-compliant, does not conform to the applicable specifications, or is otherwise not suitable for use in humans. If Curis proposes to Manufacture or have Manufactured additional quantity(ies) of Compound or Product in accordance with the foregoing, the Parties shall discuss the same in good faith and shall mutually agree as to the contract manufacturing organization(s) to be used for the Manufacture of such Compound or Product Curis shall keep ImmuNext reasonably informed of the proposed terms of any agreement with such contract manufacturing organization(s) for such Manufacture, shall consider in good faith all reasonable comments provided by ImmuNext and shall provide ImmuNext with a copy of the final agreement.
7.2During the License Period. Promptly following the Option Exercise Date, ImmuNext shall transfer to Curis the materials Controlled by ImmuNext and its Affiliates that are necessary to synthesize or are reasonably useful for synthesizing the drug substance and/or drug product for the Compounds and Product, as well as all process and quality documentation, standards and assays for Compounds and Products that are Controlled by ImmuNext or its Affiliates; provided that in no event will ImmuNext or its Affiliates transfer to

Curis any Excluded ImmuNext Technology. During the License Period, Curis shall be responsible for Manufacturing (or having Manufactured) the drug substance and drug product forms of the Compounds and Products and will bear all of the associated costs and expenses.
8.Licenses; Reservation of Rights; Exclusivity
8.1Licenses.
8.1.1To Curis.
(a)Subject to the terms and conditions of this Agreement, ImmuNext hereby grants to Curis, during the Option Period, (i) an exclusive, worldwide, royalty‑free (sub)license, without the right to grant sublicenses but with the right to extend such (sub)license to Curis’ Affiliates, under the ImmuNext Technology, to research, develop and use Compounds and Products in the Field, and (ii) subject to Section 3.2.7(a) and Section 7.1.2, a co-exclusive, worldwide, royalty‑free (sub)license, without the right to grant sublicenses but with the right to extend such (sub)license to Curis’ Affiliates and the right to contract with Third Party contract manufacturing organizations solely in accordance with Section 3.2.7(a) and 7.1.2, under the ImmuNext Technology, to make and have made Compounds to be used to conduct the activities set forth in the Phase 1A/1B Plan ((i) and (ii) collectively, the “Curis R&D License”).
(b)Subject to the terms and conditions of this Agreement, effective as of the Option Exercise Date (if any), ImmuNext shall, and does hereby, grant to Curis an exclusive, worldwide, royalty-bearing (sub)license, including the right to sublicense through multiple tiers in accordance with Section 8.2, under the ImmuNext Technology and under ImmuNext’s interest in the Jointly Owned Technology, in each case, solely to Exploit Compounds and Products in the Field (the “Curis Commercial License”).
8.1.2To ImmuNext. Subject to the terms and conditions of this Agreement, effective as of the Option Exercise Date (if any), Curis shall, and does hereby, grant to ImmuNext and its Affiliates an exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up license, including the right to sublicense through multiple tiers in accordance with Section 8.2, under the Curis Useful Technology and under Curis’ interest in the Joint Useful Technology, in each case, solely to Exploit Excluded Compounds outside the Field (the “ImmuNext License”). For the avoidance of doubt, the ImmuNext License shall survive the termination or expiration of this Agreement.
8.2Sublicensing. Curis shall have the right to grant Sublicenses under the Curis Commercial License, and ImmuNext shall have the right to grant sublicenses under the ImmuNext License, in each case, through multiple tiers of sublicense solely in accordance with this Section 8.2, as follows:
8.2.1each Sublicense or ImmuNext sublicense (as applicable) shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of the granting Party to fully perform its obligations under this Agreement or the other Party’s rights under this Agreement;

8.2.2in each Sublicense, the Sublicensee shall agree to be subject to, and bound by, the terms and conditions of the applicable Upstream Agreements to the extent required under the terms of such Upstream Agreements;
8.2.3Curis shall remain responsible for the performance of its obligations under this Agreement and the conduct of its Affiliates and Sublicensees hereunder, including the payment of all payments due, and making reports and keeping books and records, and shall cause each Affiliate and Sublicensee to enable Curis to comply with the terms and conditions of this Agreement;
8.2.4ImmuNext shall remain responsible for the performance of its obligations under this Agreement and the conduct of its Affiliates and sublicensees hereunder, including making reports and keeping books and records, and shall cause each Affiliate and ImmuNext sublicensee to enable ImmuNext to comply with the terms and conditions of this Agreement; and
8.2.5Sublicensees or ImmuNext sublicensees (as applicable) shall have the right to grant further Sublicenses or ImmuNext sublicenses (as applicable) of the same or lesser scope as its Sublicense or ImmuNext sublicense (as applicable) from the granting Party under the Curis Commercial License or the ImmuNext License, as applicable (the counterparty to such further Sublicense/sublicensee also being a “Sublicensee” or “ImmuNext sublicensee”, as applicable); provided, however, that such further Sublicenses or ImmuNext sublicenses (as applicable) shall be in accordance with and subject to all of the terms and conditions of this Section 8.2 and Section 8.3 (i.e., such initial Sublicensee or ImmuNext sublicensee shall be subject to this Section 8.2.5 in the same manner and to the same extent as the granting Party).
8.3No Implied Licenses; Retained Rights; Reservation of Rights.
8.3.1No Implied Licenses.
(a)No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may be used by such Party for any purpose. Curis hereby acknowledges that neither ImmuNext nor any of its Affiliates is granting Curis or any of its Affiliates any rights under Excluded ImmuNext Technology.
(b)Neither Curis nor any of its Affiliates will use or practice any ImmuNext Technology or Exploit any Compound or Product outside the scope of or otherwise not in compliance with the licenses, sublicenses and rights granted to Curis under this Agreement.
(c)Notwithstanding any other provision of this Agreement, for the purposes of the Curis Licenses with respect to any Product that is a Combination Product, (i) such license will only include a license with respect to the Compound in such Combination Product, and (ii) in no event is a license granted hereunder with respect to any Other Active(s) included in such Combination Product.

(d)Neither ImmuNext nor any of its Affiliates will use or practice any Curis Useful Technology outside the scope of or otherwise not in compliance with the licenses and rights granted to ImmuNext under this Agreement.
8.3.2Limited Exploitation Rights. Without limiting Section 8.4.2, Curis agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a Sublicense, not to Exploit any ImmuNext Technology (a) for any compounds or products other than Compounds or Products or (b) outside the Field. Without limiting Section 8.3.1, ImmuNext agrees (on behalf of itself and its Affiliates), and shall cause each of its sublicensees to agree as a condition to the grant of a sublicense under the ImmuNext License, not to Exploit any Curis Useful Technology for any compounds or products other than Excluded Compounds outside the Field.
8.3.3Retained Rights.
(a)Notwithstanding anything herein to the contrary, ImmuNext and its Affiliates hereby retain the right under the ImmuNext Technology to make, have made and use (i) VISTA Antagonists other than Compounds as tool compounds and (ii) VISTA Antagonists for counterscreening, to perform its obligations under this Agreement, and as otherwise permitted by this Agreement. For clarity, except as expressly prohibited by Section 8.4.1, ImmuNext and its Affiliates retain all right, title and interest in and to the ImmuNext Technology in connection with the research, Development, Manufacture and Commercialization of compounds or products other than Compounds and Products.
(b)Notwithstanding anything herein to the contrary, except as expressly prohibited by Section 8.4.2, Curis and its Affiliates retain all right, title and interest in and to the Curis Useful Technology and Curis’ interest in the Joint Useful Technology in connection with the research, Development, Manufacture and Commercialization of compounds or products other than Excluded Compounds.
8.3.4Upstream Agreements. Curis acknowledges and agrees that this Agreement is subject to the terms and conditions of the Upstream Agreements. Further, without limiting any provision of any Upstream Agreement, this Agreement is expressly subject to the following reservations of rights:
(a)this Agreement is subject to the reservation in Section 2.01 of Upstream Agreement 1;
(b)this Agreement is subject to the reservation in clause 2.6 of Upstream Agreement 3;

(c)this Agreement is subject to the reservation in Section 2.02 of Upstream Agreement 4;
(d)this Agreement is subject to all of the terms and conditions of Title 35 of the United States Code §§200 et al. (“Bayh-Dole Act”) and 37 C.F.R. Part 401 et

al., as required, for example, under Section 2.02 of Upstream Agreement 4. Curis agrees to take all actions necessary on its part to enable ImmuNext and its Affiliates to perform its obligations under such Laws to the extent applicable to the ImmuNext Patents, including complying with the applicable sections with respect to the engagement of U.S. manufacturers (unless an appropriate waiver is obtained from the United States Government). Upon reasonable request by either Party, the other Party shall cooperate fully in requesting and obtaining any waiver with respect to any requirements of 35 U.S.C. § 204 applicable to the ImmuNext Patents that is necessary, and in securing the support of the relevant licensor of the ImmuNext Patents for such request.
8.4Exclusivity.
8.4.1ImmuNext. ImmuNext hereby covenants to Curis that, during the Term, ImmuNext shall not and shall cause its Affiliates not to: (a) clinically Develop, Manufacture or Commercialize any compound that specifically binds VISTA in the Field, nor (b) clinically Develop, Manufacture (other than Manufacture of Compound and Product on behalf of Curis) or Commercialize any VISTA Antagonist in or outside of the Field.
8.4.2Curis. Curis hereby covenants to ImmuNext that, during the Term, Curis shall not and shall cause its Affiliates not to: (a) modify any of the CDRs of the Compounds or Products (provided, for clarity, that Curis may modify portions of the Compounds or Products outside of the CDRs, including the Fc portion of the Compounds or Products, as long as the resulting modified compound is a VISTA Antagonist), (b) conjugate (including any antibody- drug conjugate) any of the Compounds or Products, (c) research, Develop or Commercialize any of the Compounds or Products for any use outside the Field, nor (d) except for any compound licensed to Curis pursuant to the Aurigene Agreement as of the Effective Date, clinically Develop, Manufacture or Commercialize any compound that specifically binds VISTA in the Field other than the Compounds or Products as contemplated in this Agreement.
8.4.3ImmuNext Change of Control or Acquisition.
(a)ImmuNext Change of Control. Notwithstanding Section 8.4.1, if a Change of Control occurs with respect to ImmuNext or any of its Affiliates with a Third Party, and the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than ImmuNext and its Affiliates as of the Change of Control) has as of the Change of Control, or later has, a program (or rights thereto) that would otherwise violate Section 8.4.1 (each, an “ImmuNext COC Program”), then (i) Section 8.4.1 will not apply with respect to such ImmuNext COC Program, and (ii) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will be permitted to initiate, pursue and continue such ImmuNext COC Program after such Change of Control and such initiation, pursuit and continuation will not constitute a violation of Section 8.4.1; provided that (A) none of the Jointly Owned Technology, Curis Useful Technology or Confidential Information of Curis will be used in the ImmuNext COC Program, and (B) the conduct of the Research Plan will be conducted separately from any activities directed to such ImmuNext COC Program, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such ImmuNext COC Program.

(b)ImmuNext Acquisition. In addition, notwithstanding Section 8.4.1, if (i) ImmuNext or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization or otherwise) so that such Third Party becomes an Affiliate over which ImmuNext or its Affiliate has control, or (ii) ImmuNext or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (i) and (ii), an “ImmuNext Acquisition”), and, in each case, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than ImmuNext and its Affiliates as of the ImmuNext Acquisition) already has, or the acquired assets contain, as applicable, a program that existed prior to, or was substantially in the process of being implemented prior to such ImmuNext Acquisition and is in fact implemented within the [**] period immediately following such ImmuNext Acquisition, the conduct of which, in each case, would otherwise violate any of Section 8.4.1 (an “ImmuNext Acquisition Program”), then ImmuNext or such Affiliate will, within [**] after the closing of such ImmuNext Acquisition, provide written notice to Curis that ImmuNext or such Affiliates has rights to an ImmuNext Acquisition Program as a result of an ImmuNext Acquisition, which written notice will indicate whether ImmuNext or such Affiliate will (A) divest its rights to such ImmuNext Acquisition Program, or (B) cease the Exploitation of such ImmuNext Acquisition Program. If ImmuNext provides notice as described in clause (A) of the preceding sentence, ImmuNext, and its Affiliates if applicable, will divest such ImmuNext Acquisition Program within [**] after Curis’ receipt of ImmuNext’s notice, and if ImmuNext provides notice as described in clause (B) of the preceding sentence, ImmuNext, and its Affiliates if applicable, will cease the Exploitation of such ImmuNext Acquisition Program as soon as reasonably practicable, giving due consideration to ethical concerns and requirements under applicable Law and any agreements with Third Parties. If ImmuNext or its Affiliates is unable to (1) divest an ImmuNext Acquisition Program within the [**] period specified above or (2) cease the Exploitation of such ImmuNext Acquisition Program because doing so would violate applicable Law or any agreements with Third Parties, then ImmuNext shall provide Curis with evidence of reasonable ongoing efforts to divest such ImmuNext Acquisition Program or reasonable plans to cease the Exploitation of such ImmuNext Acquisition Program, as applicable, and in each case, ImmuNext shall continue to work to divest or cease the Exploitation of such ImmuNext Acquisition Program. ImmuNext and its Affiliates will segregate the ImmuNext Acquisition Program prior to the time of divestiture pursuant to clause (A) or the cessation of Exploitation pursuant to clause (B) above, and ImmuNext and its Affiliates will ensure that (x) none of the Jointly Owned Technology, Curis Useful Technology or Confidential Information of Curis will be used in the ImmuNext Acquisition Program, and (y) the Research Plan will be conducted separately from any activities directed to such ImmuNext Acquisition Program, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such ImmuNext Acquisition Program.
8.4.4Curis Change of Control or Acquisition.
(a)Curis Change of Control. Notwithstanding Section 8.4.2, if a Change of Control occurs with respect to Curis or any of its Affiliates with a Third Party, and the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Curis and its Affiliates as of the Change of Control) has as of the Change of Control, or later has, a program (or rights thereto) that would otherwise violate Section 8.4.2 (each, a “Curis COC Program”), then (i) Section 8.4.2 will not apply with respect to such Curis COC Program, and (ii) such Third Party, or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, as applicable, will be permitted to initiate, pursue and continue such Curis COC Program after such Change of Control and such initiation, pursuit and continuation will not constitute a violation of Section 8.4.2; provided that (A) none of the ImmuNext Technology, Jointly Owned Technology, Confidential Information of ImmuNext, or materials supplied by or on behalf of ImmuNext to Curis or any of its Affiliates hereunder will be used in the Curis COC Program and (B) the activities under this Agreement will be conducted separately from any activities directed to such Curis COC Program, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such Curis COC Program.
(b)Curis Acquisition. In addition, notwithstanding Section 8.4.2, if (i) Curis or its Affiliate acquires a Third Party (by merger, sale, consolidation, reorganization or otherwise) so that such Third Party becomes an Affiliate over which Curis or its Affiliate has control, or (ii) Curis or its Affiliate acquires all or substantially all of the assets of a Third Party (including any subsidiaries or divisions thereof) (each of (i) and (ii), a “Curis Acquisition”), and, in each case, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than Curis and its Affiliates as of the Curis Acquisition) already has, or the acquired assets contain, as applicable, a program that existed prior to, or was substantially in the process of being implemented prior to such Curis Acquisition and is in fact implemented within the [**] period immediately following such Curis Acquisition, the conduct of which, in each case, would otherwise violate any of Section 8.4.2 (an “Curis Acquisition Program”), then Curis or such Affiliate will, within [**] after the closing of such Curis Acquisition, provide written notice to ImmuNext that Curis or such Affiliates has rights to a Curis Acquisition Program as a result of a Curis Acquisition, which written notice will indicate whether Curis or such Affiliate will (A) divest its rights to such Curis Acquisition Program, or (B) cease the Exploitation of such Curis Acquisition Program. If Curis provides notice as described in clause (A) of the preceding sentence, Curis, and its Affiliates if applicable, will divest such Curis Acquisition Program within [**] after ImmuNext’s receipt of Curis’ notice, and if Curis provides notice as described in clause (B) of the preceding sentence, Curis, and its Affiliates if applicable, will cease the Exploitation of such Curis Acquisition Program as soon as reasonably practicable, giving due consideration to ethical concerns and requirements under applicable Law and any agreements with Third Parties. If Curis or its Affiliates is unable to (1) divest a Curis Acquisition Program within the [**] period specified above or (2) cease the Exploitation of such Curis Acquisition Program because doing so would violate applicable Law or any agreements with Third Parties, then Curis shall provide ImmuNext with evidence of reasonable ongoing efforts to divest such Curis Acquisition Program or reasonable plans to cease the Exploitation of such Curis Acquisition Program, as applicable, and in each case, Curis shall continue to work to divest or cease the Exploitation of such Curis Acquisition Program. Curis and its Affiliates will segregate the Curis Acquisition Program prior to the time of divestiture pursuant to clause (A) or the cessation of Exploitation pursuant to clause (B) above, and Curis and its Affiliates will ensure that (x) none of the ImmuNext Technology, Jointly Owned Technology, Confidential Information of ImmuNext, or materials supplied by or on behalf of ImmuNext to Curis or any of its Affiliates hereunder will be used in the Curis Acquisition Program, and (y) the activities required under this Agreement will be conducted separately from any activities directed to such Curis Acquisition Program, including the maintenance of separate lab notebooks and records and separate personnel working on each of the activities under this Agreement and the activities covered under such Curis Acquisition Program.
8.5Excluded Compounds. As between the Parties, ImmuNext will retain all right, title and interest in and to all Excluded Compounds, and is not granting to Curis or its Affiliates any options, rights or licenses with respect to any Excluded Compounds, including the composition of matter or any method of use or Manufacture thereof.
8.6Additional Vista Antagonists. If Curis determines in good faith that it needs access to an additional VISTA Antagonist antibody or CDR for Development under this Agreement in the Field, it will have the right to swap one of its existing Compounds for a different VISTA Antagonist antibody or CDR; provided that the Parties must mutually agree to the selection, and Curis must surrender a previously selected Compound back to ImmuNext. Upon such agreement, the Parties will amend Schedule 1.28 to reflect the CDRs for the then-current list of Licensed VISTA Antagonists. For clarity, Curis is limited to [**] distinct Compounds at any one time, though the specific Compounds subject to the Option, Curis Licenses and rights under this Agreement may change over time.
9.Financial Terms
9.1Program Support Payments. In partial consideration for drug substance, technical advice, and maintenance of the [**] IND and access to the ImmuNext Technology, Curis shall make payments as follows:
9.1.1Upfront Payment. Within [**] after the Effective Date, Curis shall pay to ImmuNext a one-time, non-creditable, non-refundable payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Upfront Fee”). If Curis fails to deliver the Upfront Fee within the specified period, then the Option and the Curis R&D License shall be deemed terminated, null and void.
9.1.2Maintenance Fees. On each six (6)-month anniversary of the Effective Date during the Option Period, Curis shall pay to ImmuNext a non-creditable (except as set forth in this Section 9.1.2), non-refundable payment of Three Hundred Seventy-Five Thousand Dollars ($375,000) (collectively, the “Maintenance Fees”). ImmuNext shall deliver a written invoice to Curis for each Maintenance Fee due hereunder no earlier than [**] prior to the applicable six (6)-month period, and Curis shall pay such invoice within [**] of receipt. If Curis exercises the Option and timely paid a Maintenance Fee in the six (6) months prior to the date on which Curis will pay the Option Fee, then a pro-rated portion of the final Maintenance Fee paid prior to such Option exercise shall be creditable to the Option Fee. For example, if Curis exercises the Option two (2) months into the third (3rd) year of the Option Period, then four-sixths (4/6) of the final Maintenance Fee paid by Curis to ImmuNext would be credited to the Option Fee.

9.2Option Fee. On or within [**] after the date Curis delivers the Option Exercise Notice (but in any event prior to expiration of the Option Period), Curis shall pay to ImmuNext a one-time, non-creditable, non-refundable payment of Twenty Million Dollars ($20,000,000), subject to any credit to be applied pursuant to Section 9.1.2 (the “Option Fee”). If Curis fails to deliver the Option Fee prior to the expiration of the Option Period, then the Option, the Curis R&D License and all other rights and licenses granted hereunder shall be deemed terminated, null and void and the Curis Commercial License shall never be exercisable.
9.3Milestones. In consideration for the grant of the Curis Commercial License:
9.3.1Development Milestones.
(a)Curis will make each of the following one-time, non-refundable, non-creditable milestone payments (each a “Development Milestone Payment”) to ImmuNext following the first occurrence of the corresponding milestone event (each a “Development Milestone Event”) by or on behalf of Curis, any of its Affiliates or any of their respective Sublicensees with respect to a Product during the License Period:

Development Milestone Event	Development Milestone Payment (in US Dollars)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b)For the avoidance of doubt, each Development Milestone Payment will be payable to ImmuNext no more than one (1) time.
(c)If any of Development Milestone Events 3 through 8 is achieved and Development Milestone Event 1 or 2 was skipped, then the skipped Developmental Milestone Event(s) will be deemed to have been achieved upon the achievement of the first achievement of any of Development Milestone Events 3 through 8. Further, If Development Milestone Event 4 is achieved and Development Milestone Event 3 was skipped, then Development Milestone Event 3 will be deemed to have been achieved upon the achievement of Development Milestone Event 4.
(d)Curis shall notify ImmuNext within [**] after the first occurrence of each such Development Milestone Event and shall pay to ImmuNext the corresponding Development Milestone Payment within [**] after the occurrence of such Development Milestone Event.

9.3.2Commercial Milestones.
(a)Curis will make the following one-time, non-refundable, non-creditable milestone payments (each a “Commercial Milestone Payment”) to ImmuNext following the first occurrence of the corresponding milestone event (each a “Commercial Milestone Event”) with respect to Net Sales of Products by Curis, its Affiliates and Sublicensees:

Commercial Milestone Event	Commercial Milestone Payment (in US Dollars)
First Calendar Year in which worldwide annual Net Sales of Products equal or exceed $[**]	[**]
Cumulative Net Sales of Products first reach $[**]	[**]
Cumulative Net Sales of Products first reach $[**]	[**]
Cumulative Net Sales of Products first reach $[**]	[**]
Cumulative Net Sales of Products first reach $[**]	[**]
Cumulative Net Sales of Products first reach $[**]	[**]

(b)For the avoidance of doubt, each Commercial Milestone Payment will be payable to ImmuNext no more than one (1) time. Further, the Commercial Milestone Payments in this Section 9.3.2 are additive, such that if more than one Commercial Milestone Event specified above is achieved in the same Calendar Year, then the corresponding Commercial Milestone Payment for each such Commercial Milestone Event will be payable.
(c)Curis shall notify ImmuNext within [**] after the end of the Calendar Quarter in which each Commercial Milestone Event is achieved of the occurrence of such Commercial Milestone Event and shall pay to ImmuNext the corresponding payment within [**] after the end of the relevant Calendar Quarter.

9.4Royalty Payments to ImmuNext.
9.4.1Royalties. Subject to Sections 9.4.2 through 9.4.8 hereof, as partial consideration for the Curis Commercial License, Curis will pay ImmuNext royalties on worldwide aggregate annual Net Sales of each Product by Curis, its Affiliates and Sublicensees on a Product-by-Product basis in each Calendar Year in which a Product is sold at the applicable incremental royalty rate(s) set forth below:

Net Sales of a Product in a Calendar Year	Column A: Royalty Rates for Net Sales occurring before the Royalty Reduction Date	Column B: Royalty Rates for Net Sales occurring on after the Royalty Reduction Date
Portion less than or equal to $[**]	[**]%	[**]%
Portion greater than $[**] and less than or equal to $[**]	[**]%	[**]%
Portion greater than $[**] and less than or equal to $[**]	[**]%	[**]%
Portion greater than $[**] and less than or equal to $[**]	[**]%	[**]%
Portion greater than $[**]	[**]%	[**]%
Provided that, if any actions or omissions by or on behalf of Curis or any of its Affiliates or Sublicensees cause the royalty rate payable pursuant to the [**] Agreement to be greater than the lowest amount set forth therein on the Effective Date, the royalty rate set forth above in this Section 9.4.1 shall be increased by the increase in royalty rate payable pursuant to the [**] Agreement.
Royalties under this Section 9.4.1 shall be calculated by reference to increments of worldwide aggregate annual Net Sales of each Product in a Calendar Year. By way of example, in the case of a Product to which the royalty rates in Column A apply, if worldwide aggregate annual Net Sales of such Product in a Calendar Year are $[**], the following royalty payment for such Calendar Year would be payable under this Section 9.4.1: [**].
9.4.2Royalty Term. Royalties under Section 9.4.1 shall be payable on a Product-by-Product and country-by-country basis, from the date of First Commercial Sale of a Product in a country until the latest of: (a) the expiration of the last to expire Valid Claim of any ImmuNext Patent or Jointly Owned Patent Covering the manufacture, use or sale of such Product in such country, (b) the expiration of all Regulatory Exclusivity for such Product in such country, and (c) ten (10) years from the First Commercial Sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term with respect to a Product in a country, the Curis Commercial License with respect to such Product in such country shall automatically become royalty-free, fully paid-up, irrevocable and perpetual.

9.4.3Reduction of Royalties Due to Patent Expiration. Subject to Section 9.4.7, during any portion of the Royalty Term for a Product in a country when there is no Valid Claim of the ImmuNext Patents or Jointly Owned Patents Covering the manufacture, use or sale of such Product in such country, the royalties payable by Curis with respect to Net Sales of such Product in such country shall be reduced by [**] percent ([**]%) in accordance with Section 9.4.5.
9.4.4Biosimilar Competition. Subject to Section 9.4.7, on a Product-by-Product and country-by-country basis, if, during the Royalty Term for a Product in a country, unit sales of one or more Biosimilars of such Product in a country account for more than [**] percent ([**]%) of combined unit sales of (a) such Product and (b) such Biosimilar(s), in such country, as determined by reference to applicable sales data obtained from IQVIA or from such other independent source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Curis with respect to Net Sales of such Product in such country shall be reduced by [**] percent ([**]%) in accordance with Section 9.4.5.
9.4.5Calculation of Reductions to Royalties. Any reduction pursuant to Section 9.4.3 or Section 9.4.4 of the royalties payable by Curis to ImmuNext with respect to Net Sales of a particular Product in a particular country under Section 9.4.1 will be calculated as follows:
(a)Determination of Effective Royalty Rate. First, the effective, or “blended,” royalty rate applicable to worldwide aggregate annual Net Sales of such Product (excluding Net Sales of such Product in any country that occur after expiration of the Royalty Term for such Product in such country) in the applicable Calendar Year will be determined by dividing: (x) the total amount of royalties that would be payable under Section 9.4.1 with respect to worldwide aggregate annual Net Sales of such Product in such Calendar Year (excluding Net Sales of such Product in any country that occur after expiration of the Royalty Term for such Product in such country), without giving effect to any royalty reduction or adjustment that may be available under Section 9.4.3, Section 9.4.4 or Section 9.4.6; by (y) the total amount of worldwide aggregate annual Net Sales of such Product in such Calendar Year (excluding Net Sales of such Product in any country that occur after expiration of the Royalty Term for such Product in such country); expressed as a percentage (such percentage, the “Effective Royalty Rate”). By way of illustration, the Effective Royalty Rate in the case of the example given in the last paragraph of Section 9.4.1 would be approximately [**].
(b)Application of Reductions. Any available royalty reduction under Section 9.4.3 or Section 9.4.4 with respect to Net Sales of a particular Product in a particular country would be calculated by applying the applicable percentage reduction under such Section to the amount of royalties determined by multiplying the Net Sales of such Product in such country by the applicable Effective Royalty Rate.
9.4.6Third Party Licenses. Subject to Section 9.4.7, in the event that Curis (or its Affiliate or Sublicensee, as applicable) is required to obtain one or more licenses under Patents of a Third Party (“Third Party Licenses”) that are reasonably necessary for the manufacture, use or sale of a Product in a country, [**]% of the royalties actually paid under such Third Party Licenses by Curis (or by such Affiliate or Sublicensee, as applicable) for sales of such Product in such country for a Calendar Quarter will be creditable against the royalty payments payable by Curis to ImmuNext with respect to Net Sales of such Product in such country; provided, however, that in no event will the royalties owed by Curis to ImmuNext hereunder with respect to Net Sales of such Product for such Calendar Quarter be reduced by more than [**]% as a result of any and all such credits in the aggregate (the “Credit Cap”). In the event that [**]% of the royalty payments paid under such Third Party Licenses in a Calendar Quarter with respect to sales of such Product exceeds the amount by which Curis is permitted to credit against royalty payments to ImmuNext in such Calendar Quarter by reason of the Credit Cap, Curis shall be entitled to carry forward the excess to offset royalty payments due to ImmuNext in the following [**], subject, in each case, to the Credit Cap. For clarity, Curis will not be entitled to credit any portion of royalties paid by Curis or its Affiliate or Sublicensee to Third Parties under Third Party Licenses with respect to any Other Active in any Combination Product.
9.4.7Royalty Floor. In no case shall all available reductions to royalties payable with respect to a particular Product in a country under Sections 9.4.3, 9.4.4 and 9.4.6, in the aggregate, lower the amount of royalties payable under this Section 9.4 with respect to such Product in such country to less than the greater of (a) [**] percent ([**]%) of the royalty payment that would be payable to ImmuNext with respect to such Product in such country in such Calendar Quarter absent any such reductions or (b) the sum of ImmuNext’s royalty payment obligations under the Upstream Agreements with respect to such Product in such country in such Calendar Quarter plus [**] percent ([**]%).
9.4.8Only One Royalty. The obligation to pay royalties pursuant to Section 9.4.1 is imposed only once with respect to the same unit of a Product, regardless of how many ImmuNext Patents or Jointly Owned Patents may cover or claim the Product.
9.5Sublicensing Revenue.
9.5.1Curis shall pay to ImmuNext [**] percent ([**]%) of Sublicense Revenue received by Curis or any of its Affiliates from a Sublicensee.
9.5.2Neither Curis nor any of its Affiliates will structure a transaction with a Sublicensee that includes both a Sublicense and a (sub)license under other technology in a manner designed to circumvent or minimize Curis’ obligations under Section 9.5.1 by allocating disproportionate relative value to the other technology being (sub)licensed.
9.5.3Each time Curis or any of its Affiliates grants a Sublicense that is subject to Section 9.5.1, Curis will provide ImmuNext with a true and complete copy of the Sublicense agreement, and if ImmuNext believes that Curis or its Affiliate has structured such agreement in a manner designed to circumvent or minimize Curis’ obligations under Section 9.5.1 (whether pursuant solely to such agreement or a series of agreements or transactions), ImmuNext may refer such dispute to baseball arbitration in accordance with Section 17.1.

9.6Third Party Agreements.
9.6.1Upstream Agreements. During the Term of this Agreement, except as otherwise expressly set forth in Section 10.5, ImmuNext will be solely responsible for all upfront, milestone, royalty and other payments to any Third Party under the Upstream Agreements.
9.6.2Negotiation of Option Period New In-Licenses. During the Option Period, if a Party identifies any Patents or Know-How of a Third Party to which a Party (or its Affiliate) does not have rights and that may be necessary or reasonably useful for the development, manufacture, use, sale, offer for sale, import, or export of Compounds or Products in the Field, such Party shall inform the other Party thereof. ImmuNext shall have the first right to negotiate and enter into an agreement pursuant to which ImmuNext or its Affiliate will obtain a license or other rights to such Patents or Know-How (each such agreement, an “Option Period New In-License”). Within [**] of a Party providing notice to the other Party pursuant to the foregoing provisions of this Section 9.6.2, ImmuNext shall notify Curis in writing that ImmuNext shall exercise such first right to negotiate and enter into such Option Period New In-License or that ImmuNext is waiving such first right to negotiate and enter into such Option Period New In-License. If ImmuNext notifies Curis that ImmuNext is waiving such first right to negotiate and enter into such Option Period New In-License, or if ImmuNext fails to deliver written notice to Curis within such [**] period indicating that ImmuNext shall exercise such first right to negotiate and enter into such Option Period New In-License, then Curis shall have the right to negotiate and enter into such Option Period New In-License, provided that such Option Period New In-License shall expressly permit assignment to ImmuNext without the consent of the licensor in the event of termination or expiration of the Option Period prior to exercise of the Option by Curis. If a Party exercises its right to negotiate and enter into any Option Period New In-License during the Option Period, such Party (the “Option Period Negotiating Party”) shall keep the other Party reasonably informed regarding the progress of negotiating such Option Period New In-License and the terms thereof. If ImmuNext is the Option Period Negotiating Party, (a) the terms of such Option Period New In-License shall not disadvantage any Compound or Product (including any activities under this Agreement with respect to any Compound or Product) relative to any other compound or product covered by such Option Period New In-License, (b) ImmuNext shall use Commercially Reasonable Efforts to negotiate terms of such Option Period New In-License that apply to Compounds or Products (including sublicense rights, patent matters, confidentiality, reporting, audit rights, indemnification and diligence) that are no less favorable to Curis than the terms of this Agreement and (c) ImmuNext shall reasonably negotiate to include in such Option Period New In-License a “standby license” such that if such agreement is terminated by the licensor for any reason other than Curis’ breach of this Agreement or such Option Period New In-License, Curis shall retain access to the licenses granted under such Option Period New In-License. If the Option Period Negotiating Party (or its Affiliate) enters into an Option Period New In-License, the Option Period Negotiating Party will provide a true and complete copy of such Option Period New In-License to the other Party within [**] after execution of such Option Period New In-License.
9.6.3Election Under Option Period New In-Licenses. At such time (if ever) as Curis exercises the Option, Curis shall notify ImmuNext in writing (either in the Option Exercise Notice or by other written notice to ImmuNext delivered prior to the Option

Exercise Date) of each Option Period New In-License entered into by ImmuNext or its Affiliate under which Curis elects to obtain a sublicense under the Curis Commercial License, including the specific Patents (if less than all) and/or Know-How (if less than all) subject to such Option Period New In‑License that Curis elects to include in the ImmuNext Patents and/or ImmuNext Know-How, respectively. Any such Patents and/or Know-How under which Curis elects to obtain a sublicense (“Option Period New In-License Patents” and “Option Period New In-License Know-How,” respectively) shall be deemed included the ImmuNext Patents and/or ImmuNext Know-How, respectively, effective as of the Option Exercise Date (if any). During the License Period, Curis shall pay to ImmuNext in a timely manner, and ImmuNext shall pay to the applicable Third Party licensee in a timely manner, all milestone payments and royalties with respect to any Compound or Product that become due under the applicable Option Period New In-License as a result of the development, manufacture, use, sale, offer for sale, import, or export of any Compound or Product by or on behalf of Curis, its Affiliates and Sublicensees, on a pass-through basis (i.e., without mark-up), it being understood that: (i) any such milestone payments or royalties payable with respect to any Compound or Product under such Option Period New In-License are in addition to the milestone payments and royalties due under Sections 9.3 and 9.4; and (ii) with respect to any Option Period New In-License Patents covered by such Option Period New In-License that are included in the ImmuNext Patents, such Option Period New In-License shall be deemed a Third Party License for purposes of Section 9.4.6.
9.6.4Negotiation of License Period New In-Licenses.
(a)During the License Period, if a Party identifies any Patents or Know-How of a Third Party to which a Party (or its Affiliate) does not have rights and that may be necessary or reasonably useful for the development, manufacture, use, sale, offer for sale, import, or export of Compounds or Products in the Field, such Party shall inform the other Party thereof. Unless the Parties mutually agree in their sole discretion that one of the Parties will negotiate, for the benefit of both Parties, an agreement pursuant to which such Party obtains on behalf of both Parties a license or other rights to such Patents or Know-How (each such agreement, an “License Period New In-License”) as are necessary or reasonably useful both for the development, manufacture, use, sale, offer for sale import, or export of Compounds or Products in the Field and for the development, manufacture, use, sale, offer for sale, import, or export Excluded Compounds outside the Field, Curis shall have the sole right to negotiate and enter into a License Period New In-License with such Third Party under the applicable Patents and/or Know-How to develop, make, have made, use, sell, have sold, offer for sale, import or export Compounds and Products in the Field and ImmuNext shall have the sole right to negotiate and enter into a License Period New In-License with such Third Party under the applicable Patents and/or Know-How to develop, make, have made, use, sell, have sold, offer for sale, import or export Excluded Compounds outside the Field. Each Party shall be solely responsible for payment of all amounts that become due under any such License Period New In-License entered into by such Party or its Affiliate, and, to the extent applicable, any License Period New In-License entered into by Curis shall be deemed a Third Party License for purposes of Section 9.4.6.
(b)Notwithstanding the definitions of ImmuNext Patents and ImmuNext Know-How, during the License Period, if, notwithstanding Section 9.6.4(a), ImmuNext or its Affiliate obtains any license from any Third Party (whether by in-license or by assignment of a license agreement to ImmuNext or its Affiliate, but subject to Section 18.4.1) under any Patents and/or Know-How of such Third Party that is necessary or reasonably useful for the development, manufacture, use, sale, offer for sale, import, or export of Compounds or Products in the Field, ImmuNext shall provide written notice thereof to Curis no later than [**] after ImmuNext or its Affiliate obtains such license and a copy of the applicable license agreement. Curis, at its sole option exercisable by written notice to ImmuNext within [**] of Curis’ receipt of a copy of such license agreement, elect to include the Patents (or any of them) and/or Know-How (or any of it) subject to such license agreement in the ImmuNext Patents and/or ImmuNext Know-How, respectively. Thereafter during the License Period, Curis shall pay to ImmuNext in a timely manner, and ImmuNext shall pay to the applicable Third Party licensee in a timely manner, all milestone payments and royalties with respect to any Compound or Product that become due under such license agreement as a result of the development or commercialization of any Compound or Product by or on behalf of Curis, its Affiliates and Sublicensees, on a pass-through basis (i.e., without mark-up), it being understood that: (i) any such milestone payments or royalties payable with respect to any Compound or Product under such license agreement are in addition to the milestone payments and royalties due under Sections 9.3 and 9.4; and (ii) with respect to any Patents licensed to ImmuNext under such license agreement that are included in the ImmuNext Patents, to the extent applicable, such license agreement shall be deemed a Third Party License for purposes of Section 9.4.6. If, during the [**] period following Curis’ receipt of a copy of such license agreement, Curis does not provide a written notice to ImmuNext electing to include the Patents (or any of them) and/or Know-How (or any of it) subject to such license agreement in the ImmuNext Patents and/or ImmuNext Know-How, respectively, such Patents and Know-How will not be included in the definition of ImmuNext Patents or ImmuNext Know-How, as applicable.
9.6.5Confidentiality. Any copy of an Option Period New In-License or License Period New In-License or other license agreement entered into by a Party that is provided to the other Party pursuant to Section 9.6.2 or Section 9.6.3 shall be deemed the Confidential Information of the Party providing such copy.
10.Payments; Records; Audits
10.1Royalty Payment Reports. Royalties under Section 9.4 and payments with respect to Sublicense Revenues under Section 9.5 shall be calculated and reported for each Calendar Quarter and shall be paid within [**] after the end of each Calendar Quarter (or portion thereof if this Agreement terminates during a Calendar Quarter). Each such payment shall be accompanied or preceded by a written report of Net Sales and Sublicense Revenues in sufficient detail to permit confirmation of the accuracy of the payment made, including, on a country-by-country basis, the amount of gross sales and Net Sales of each Product in each country during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), and a detailed calculation of royalty payments due on such Net Sales for such Calendar Quarter (including all deductions and reductions and tax withholding). Reporting for the Calendar Quarter in which the rates in Column A of the table in Section 9.4.1 cease to apply and the royalty rates in Column B of the table in Section 9.4.1 begin to apply shall be sufficiently detailed for ImmuNext to pay the appropriate royalty to Upstream Licensor 4. Further, upon request, Curis shall meet with Upstream Licensor 4 to discuss the calculations of royalties for such Calendar Quarter.

10.2Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in Dollars, and all payments hereunder shall be payable in Dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated at the rate of exchange for such currency used throughout the applicable Selling Party’s accounting system for financial reporting purposes for the Calendar Quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer of immediately available funds to such U.S. bank account as shall be designated by ImmuNext.
10.3Records Retention. Curis shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep, full and accurate books of accounting pertaining to the sale or other disposition of Products and the receipt of Sublicense Revenues in sufficient detail to permit ImmuNext to confirm the accuracy of all Net Sales-based payments under Sections 9.3.2 and 9.4 and all amounts payable to ImmuNext with respect to Sublicense Revenues under Section 9.5, for a period of [**] after the Calendar Year to which such records pertain. Records shall be kept at Curis’ principal place of business.
10.4Audits.
10.4.1By ImmuNext. During the Term and for a period of [**] thereafter, Curis shall permit an independent, certified public accountant of nationally recognized standing appointed by ImmuNext, and reasonably acceptable to Curis, during normal business hours and upon [**] prior written notice, but in no case more than [**], to examine such records, at the location(s) where such records are maintained by or on behalf of Curis in the ordinary course of business, as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any payment made under this Agreement for any period within the preceding [**], provided that the records for a given Calendar Year shall be subject to audit pursuant to this Section 10.4 [**], except as otherwise permitted to be audited pursuant to the terms of an Upstream Agreement. Results of any such examination shall be made available simultaneously to both Curis and ImmuNext. The independent, certified public accountant shall disclose to ImmuNext only the amounts that the independent auditor believes to be due and payable hereunder to ImmuNext, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed Curis’ Confidential Information which may not be disclosed by said independent, certified public accountant to any Third Party, and Curis may require such accountant to enter into an appropriate written agreement obligating it to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to the obligations and restrictions set forth in Section 13. If, as a result of any inspection of the books and records of Curis, its Affiliates or any Sublicensee, it is shown that payments under this Agreement were less than the amount, which should have been paid, then Curis shall make all payments required to be made to eliminate any discrepancy revealed by such inspection within [**] of receipt of the applicable report from the independent auditor, with interest from the date such amount was due (calculated in accordance with Section 10.7). If, as a result of any inspection of the books and records of Curis, its Affiliates or any Sublicensee pursuant to this Section 10.4, it is shown that payments under this Agreement were more than the amount which should have been paid, then ImmuNext shall credit such amounts to Curis against the next payment due ImmuNext. If there are no future payments due ImmuNext, such credit shall be paid to Curis within [**] after the date of the audit report. ImmuNext shall pay for such audits, except that in the event that the audited amounts were underpaid by Curis by more than [**] percent ([**]%) of the amounts that should have been paid during the period in question as per the audit, Curis shall pay the reasonable out-of-pocket costs of the audit. Except as set forth in Section 10.4.2, upon the expiration of [**] following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon the Parties.
10.4.2By ImmuNext on Behalf of Upstream Licensor 4. During the Term and for a period of [**] thereafter, Curis shall permit an independent, certified public accountant of nationally recognized standing appointed by Upstream Licensor 4, and reasonably acceptable to ImmuNext and Curis, during normal business hours and upon [**] prior written notice to examine such records, at the location(s) where such records are maintained, as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any payment made under this Agreement for any period within the preceding [**]. Any such audit shall be conducted on behalf of Upstream Licensor 4 and [**], whether conducted by or on behalf of ImmuNext pursuant to Section 10.4.1 or conducted by or on behalf of ImmuNext on behalf of Upstream Licensor 4 pursuant to this Section 10.4.2, may be conducted in [**]; provided that, notwithstanding anything to the contrary in Section 10.4.1, ImmuNext shall be entitled to conduct [**] on behalf of Upstream Licensor 4 following expiration or termination of this Agreement and provided further that such [**] limitation shall not apply in the event that Upstream Licensor 4 exercises its right to an audit during a [**] in which ImmuNext has already exercised its own right to an audit. The terms set forth in Section 10.4.1 regarding sharing of the report of the independent public accountant, disclosure of the results of examination, amounts due and payable, details of discrepancy from the amounts paid and the amounts due, in each case, shall apply to any audit conducted under this Section 10.4.2; provided, however, that ImmuNext may disclose such information to Upstream Licensor 4, but no other Third Party. If, as a result of any inspection of the books and records of Curis, its Affiliates or any Sublicensee pursuant to this Section 10.4.2, it is shown that payments under this Agreement were less than the amount which should have been paid, then Curis shall make all payments required to be made to eliminate any discrepancy with respect to payments owed by ImmuNext to Upstream Licensor 4 under Upstream Agreement 4 revealed by such inspection within [**]. Upon the expiration of [**] following the end of any Calendar Year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Upstream Licensor 4.
10.5Diligence Payments under Upstream Agreement 1.
10.5.1ImmuNext shall be solely responsible for the payment of any milestone payment that becomes due under Section 5.01(e) of Upstream Agreement 1 as a result of the achievement by ImmuNext, its Affiliate or any Third Party sublicensee of any milestone event set forth in Section 5.01 of Upstream Agreement 1, and Curis shall have no obligation to ImmuNext with respect to such payment or with respect to the corresponding diligence obligation set forth in Section 4.01 of Upstream Agreement 1.
10.5.2At least [**] prior to each of the diligence obligation dates set forth Section 4.01 of Upstream Agreement 1 with respect to any diligence obligation that has not been previously performed by ImmuNext, its Affiliate or a Third Party sublicensee, ImmuNext shall provide written notice to Curis of the number of Third Party sublicensees under the license granted to ImmuNext pursuant to Upstream Agreement 1 as of such date. Curis shall provide written notice to ImmuNext at least [**] prior to each of the diligence obligation dates set forth Section 4.01 of Upstream Agreement 1 with respect to any diligence obligation that has not been performed by ImmuNext, its Affiliate or a Third Party sublicensee as to whether or not Curis elects to retain its sublicense under the license granted to ImmuNext pursuant to Upstream Agreement 1 (each, a “Notification”). If (a) Curis elects to retain such sublicense and (b) neither Curis nor ImmuNext nor any of its Affiliates or Third Party sublicensees has performed such diligence obligation by the applicable diligence obligation date, then Curis shall pay to ImmuNext that portion of the milestone payment corresponding to such diligence obligation set forth in Section 5.01(e) of Upstream Agreement 1 determined by [**] pursuant to Upstream Agreement 1.
10.5.3During the License Period, and only if the First Commercial Sale of a Product has occurred prior to the time a particular minimum annual royalty payment is actually paid by ImmuNext to Upstream Licensor 1 under Section 4.02 of Upstream Agreement 1, Curis shall pay to ImmuNext that portion of the applicable minimum annual royalty due to Upstream Licensor 1 determined by [**].
10.5.4[**] percent ([**]%) of any payment made by Curis to ImmuNext under this Section 10.5 shall be credited towards the next milestone payment payable by Curis to ImmuNext under Section 9.3.1, if any.
10.5.5ImmuNext shall submit to Curis a written invoice for any payment that becomes due pursuant to this Section 10.5, which notice shall set forth the number of Third Party sublicensees under the license granted to ImmuNext pursuant to Upstream Agreement 1 as of the date the corresponding payment became due to Upstream Licensor 1. Curis shall pay the undisputed amounts set forth in each such invoice within [**] after receipt of such invoice. For clarity, should there not be a next milestone payment payable by Curis to ImmuNext to offset the credit, then Curis may apply the full amount of such credit against royalties payable by Curis to ImmuNext hereunder.
10.5.6Should a Notification indicate that Curis elects not to retain its sublicense under the license granted to ImmuNext pursuant to Upstream Agreement 1, all ImmuNext Technology that is subject to ImmuNext’s Control pursuant to Upstream Agreement 1 shall be automatically excluded from ImmuNext Technology for purposes of this Agreement, and Curis will not be responsible for any diligence milestone payment or annual minimum royalty (or any portion of either of the foregoing) that becomes due after such Notification.
10.5.7Except as set forth in this Section 10.5, Curis will not be responsible for any payment obligation of ImmuNext or its Affiliates under any Upstream Agreement.

10.6Taxes.
10.6.1Curis will make all payments to ImmuNext under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Law in effect at the time of payment.
10.6.2Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Curis on behalf of ImmuNext to the appropriate governmental authority, and Curis will furnish ImmuNext with proof of payment of such tax. Any such tax required to be withheld will be borne by ImmuNext.
10.6.3Curis and ImmuNext will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Curis to secure a reduction in the rate of applicable withholding taxes. On the date of execution of this Agreement, ImmuNext will deliver to Curis an accurate and complete Internal Revenue Service Form W-9.
10.6.4If Curis had a duty to withhold taxes in connection with any payment it made to ImmuNext under this Agreement but Curis failed to withhold, and such taxes were assessed against and paid by Curis, then ImmuNext will reimburse Curis for such taxes (including interest) actually paid by Curis. If Curis makes a claim under this Section 10.6.4, it will comply with the obligations imposed by Section 10.6.2 as if Curis had withheld taxes from a payment to ImmuNext, except as set forth in this Section 10.6.4. Notwithstanding the foregoing, if, as a result of a Withholding Action (as defined below) by Curis (including any assignee or successor), withholding is required by Laws and the amount of such withholding exceeds the amount of withholding that would have been required if Curis had not committed the Withholding Action, then Curis shall pay an additional amount to ImmuNext such that, after withholding from the amounts payable and such additional amount, ImmuNext receives the same amount as it would have received from Curis absent such Withholding Action by Curis. However, if, as a result of a Withholding Action by ImmuNext (including any assignee or successor), withholding is required by Laws and the amount of such withholding exceeds the amount of withholding that would have been required if ImmuNext (or its assignee or successor) had not committed the Withholding Action, no amount due by Curis to ImmuNext pursuant to this Agreement shall be increased for such excess withholding and, subject to the terms of this Agreement, the required amount shall be withheld and submitted to the appropriate Governmental Authority by Curis. For purposes of this Section 10.6.4, “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party (or its assignee or successor of this Agreement) to a jurisdiction outside the United States; and (iv) any action by such Party that causes this Agreement or any payment made under this Agreement to become subject to tax in a jurisdiction outside of the United States or subject any payments made under this Agreement to withholding in any jurisdiction that would not have been required absent such action.

10.7Tax Treatment. For U.S. federal income tax purposes, Curis acknowledges that ImmuNext intends to treat (a) the Upfront Fee as the payment of option premium by Curis to ImmuNext in exchange for ImmuNext’s grant of the Option to obtain the exclusive license set forth in Section 3.1, (b) the payment of the Option Fee as the exercise of the Option and (c) the failure by Curis to deliver the Option Fee prior to the expiration of the Option Period as gain on the lapse of an option for ImmuNext within the meaning of Section 1234(b) of the Internal Revenue Code of 1986, as amended.
10.8Interest Due. Without limiting any other rights or remedies available to either Party, each Party shall pay the other interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate equal to the lesser of (a) [**] percent ([**]%) above the prime rate as reported by Citibank, New York, New York on the date such payment was due to be paid, or (b) the maximum applicable legal rate on such date, calculated on the total number of days payment is delinquent.
10.9Blocked Currency. If by Law or fiscal policy of a particular country, conversion into Dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, royalties accrued in such country shall be paid to ImmuNext in the country in local currency by deposit in a local bank designated by ImmuNext for such deposit, unless the Parties otherwise agree.
11.Representations, Warranties, and Covenants; Disclaimers; Limitation of Liability
11.1Mutual Representations and Warranties. As of the Effective Date, Each Party represents and warrants to the other Party, that:
11.1.1such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder;
11.1.2such Party has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance by such Party of its obligations hereunder;
11.1.3this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation of such Party, enforceable against it in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (b) laws governing specific performance, injunctive relief and other equitable remedies;
11.1.4the execution, delivery and performance of this Agreement by such Party does not constitute a breach or default under or conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such

Party, which breach, default, conflict or violation, in each case, would adversely affect the other Party;
11.1.5no government authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by such Party of its obligations under this Agreement, except as may be required to transfer an IND or to Exploit any Product;
11.1.6such Party has not employed and, to its knowledge, has not used a contractor or consultant that has employed, any individual or entity (a) debarred by the FDA (or subject to a similar sanction of EMA or other applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or other applicable Regulatory Authority), or (c) has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, as amended, in each case, in the conduct of its activities prior to the Effective Date; and
11.1.7such Party is not aware of any action or petition, pending or otherwise, for bankruptcy or insolvency of such Party in any state, country or other jurisdiction.
11.2Additional Representations and Warranties of ImmuNext. As of the Effective Date, ImmuNext hereby represents and warrants to Curis that:
11.2.1as of the Effective Date, the Patents set forth on Schedule 11.2.1 constitute all Patents Controlled by ImmuNext or its Affiliates that are necessary for the Exploitation of Compounds and Products in the Field (the “Existing Patents”);
11.2.2Schedule 11.2.1 accurately identifies each Existing Patent that is an ImmuNext Exclusive Patent as such and each Existing Patent that is an ImmuNext Hybrid Patent as such;
11.2.3except as set forth on Schedule 11.2.1, ImmuNext is the sole owner of the Existing Patents. With respect to each Existing Patent that is not solely owned by ImmuNext, Schedule 11.2.1 accurately identifies the registered owner(s) of such Existing Patent;
11.2.4with respect to those Existing Patents that ImmuNext has the right to Prosecute, ImmuNext has complied with all applicable Laws in connection with the Prosecution of such Existing Patents (including the duty of candor), and all material renewal and maintenance fees due prior to the Effective Date with respect to the prosecution and maintenance of such Existing Patents have been paid. With respect to those Existing Patents that are being Prosecuted by a Third Party, to ImmuNext’s knowledge, such Third Party has complied with all applicable Laws in connection with the Prosecution of such Existing Patents (including the duty of candor), and all material renewal and maintenance fees due prior to the Effective Date with respect to the prosecution and maintenance of such Existing Patents have been paid;

11.2.5as of the Effective Date, ImmuNext or an Affiliate of ImmuNext Controls the Know-How provided or to be provided to Curis in accordance with the first sentence of Section 5.1;
11.2.6neither ImmuNext nor any of its Affiliates has granted to any Third Party or Affiliate any rights (including any license, or option or other right to obtain a license) (a) under the ImmuNext Technology that would conflict with any of the rights or licenses granted to Curis or its Affiliates hereunder or (b) to Develop or Commercialize any Compound or Product;
11.2.7to ImmuNext’s knowledge, none of the manufacture, use or sale of any Compound as contemplated by this Agreement infringes or would infringe the Patents of any Third Party (excluding Patents of Third Parties that are included in the ImmuNext Patents);
11.2.8neither ImmuNext nor any of its Affiliates has received any written notice from any Third Party claiming that the development, manufacture, use, sale, offer for sale, import, or export of Compound or Product infringes, misappropriates or would infringe or misappropriate the Patent or other intellectual property rights of any Third Party;
11.2.9neither ImmuNext nor any of its Affiliates has received any written notice from any Third Party seeking to invalidate or otherwise challenge the ownership, scope, validity and/or enforceability of the claims of the Existing Patents and, to ImmuNext’s knowledge, no such challenge is pending or threatened;
11.2.10to ImmuNext’s knowledge, no Third Party is infringing or misappropriating, or has infringed or misappropriated, any of the ImmuNext Technology;
11.2.11all tangible or recorded information and data provided by or on behalf of ImmuNext to Curis related to any Compound or Product on or before the Effective Date in contemplation of this Agreement was and is, to ImmuNext’s knowledge, true, accurate and complete in all material respects; provided, however, that, in the case of any such information and data that was Made by or on behalf of Upstream Licensor 2 and provided to ImmuNext, ImmuNext represents and warrants only that the copies of such information and data provided by or on behalf of ImmuNext to Curis on or before the Effective Date are true and correct copies of the embodiments of such information and data provided to ImmuNext by or on behalf of Upstream Licensor 2 and that ImmuNext has no actual knowledge that any such information and data is untrue or inaccurate; and ImmuNext has not failed to disclose, or failed to cause to be disclosed, any such information or data in its possession and Control related to any Compound or Product that would cause the information and data that has been disclosed to be misleading in any material respect;
11.2.12neither ImmuNext nor any of its Affiliates is a party to any litigation relating to the ImmuNext Technology or any Compound or Product, and neither ImmuNext nor any of its Affiliates has received written notice of any pending or threatened litigation related to the ImmuNext Technology or any Compound or Product;

11.2.13ImmuNext has provided or made available to Curis all relevant documents and written communications and materials in its and its Affiliates’ possession from or to any Regulatory Authority related to any Compound or Product;
11.2.14other than the [**] IND, no IND has been filed by or on behalf of ImmuNext or its Affiliates, and, to ImmuNext’s knowledge, by any ImmuNext licensee under the ImmuNext Technology, with any Regulatory Authority for any Compound or Product;
11.2.15as of the Effective Date, ImmuNext has provided Curis with true, complete (unless redacted and disclosed as such to Curis in writing) and correct copies of all Upstream Agreements, including all amendments thereto;
11.2.16other than the Upstream Agreements, there are no agreements to which ImmuNext or any of its Affiliates is a party pursuant to which any ImmuNext Technology is licensed to ImmuNext by any Third Party;
11.2.17as of the Effective Date, except as set forth on Schedule 11.2.17, the Upstream Agreements are in full force and effect and ImmuNext is in compliance with the material terms of each such Upstream Agreements and has made all necessary annual payments and/or milestone payments to keep such Upstream Agreements in full force and effect. The Upstream Agreements are the only agreements as of the Effective Date between ImmuNext and any Third Party that impose an obligation on ImmuNext to pay milestone payments or royalties to a Third Party with respect to the Development or Commercialization of any Compound or Product;
11.2.18IDC is not controlled by ImmuNext, where “controlled by” has the meaning set forth in the definition of “Affiliate”; and
11.2.19IDC does not Control Patents that specifically Cover Know-How that specifically relates to VISTA Antagonists.
11.3Additional Representations and Warranties of Curis. As of the Effective Date, Curis hereby represents and warrants to ImmuNext that Curis has provided ImmuNext with true, complete and correct copies of all the Aurigene Agreement, including all amendments thereto; each, as filed by Curis with the Securities and Exchange Commission.
11.4Mutual Covenants. Each Party hereby covenants to the other Party that:
11.4.1all employees, agents, consultants and contactors of such Party or its Affiliates conducting activities under this Agreement shall be under the obligation to assign to such Party or Affiliate all right, title and interest in and to Inventions Made by such employee, agent, consultant or contractor in the course of conducting activities under this Agreement, and Know-How pertaining to any such Invention that is Made by such person in the course of conducting such person’s work for such Party or its Affiliates (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement), subject to any exceptions permitted under Section 3.2.5;

11.4.2such Party shall perform its obligations and conduct its activities pursuant to this Agreement (a) in compliance with all Laws and industry standards, including GLP, GCP and GMP, in each case as applicable under the Laws of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and Development activities hereunder of any non-human animals by or on behalf of such Party, shall at all times comply (and shall ensure compliance by any of its Subcontractors) with all Laws, and also with the standards in the pharmaceutical industry for the Development and Manufacture of pharmaceutical or biological products, and (b) with individuals who are appropriately trained and qualified;
11.4.3neither Party shall employ (or, to its knowledge, use any contractor or consultant that employs) any individual or entity (a) debarred by the FDA (or subject to a similar sanction of EMA or other applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or other applicable Regulatory Authority), or (c) has been charged with or convicted under United States Law for conduct relating to the development, approval or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, as amended, in each case, in the conduct of its activities under this Agreement; and
11.4.4neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it Controls that would conflict or interfere with any of the rights or licenses granted to the other Party hereunder.
11.5Additional Covenants of ImmuNext. ImmuNext hereby covenants to Curis that:
11.5.1ImmuNext shall not terminate any Upstream Agreement without the prior written consent of Curis;
11.5.2Without the prior written consent of Curis, ImmuNext shall not amend, or waive any of its rights under, any Upstream Agreement in any manner that would diminish the rights granted to Curis hereunder or impose any additional obligation on Curis or any of its Affiliates or Sublicensees with respect to the Development or Commercialization of any Compound or Product;
11.5.3ImmuNext shall use Commercially Reasonable Efforts to avoid taking or omitting to take any action that would constitute a breach of any Upstream Agreement or that would otherwise entitle the counterparty to such Upstream Agreement to terminate such Upstream Agreement or terminate or reduce the scope of ImmuNext’s rights thereunder related to the ImmuNext Technology or any Compound or Product; and
11.5.4ImmuNext promptly shall provide Curis with notice of ImmuNext’s receipt of written notice of an allegation of any breach, of any Upstream Agreement, and ImmuNext shall take reasonable steps to cure any such alleged breach or breach within the time period allowed for cure or, and in the event that any such breach or alleged breach is the consequence of ImmuNext’s failure to make any payment under the terms of an Upstream Agreement, and Curis, in its sole discretion, desires to make a payment to cure such alleged breach or breach, any such payment made by Curis will be creditable by Curis against any payments due by Curis to ImmuNext hereunder.
11.6Additional Covenants of Curis. Curis hereby covenants to ImmuNext that:
11.6.1Curis shall not, and shall cause its Affiliates and all Sublicensees not to, bring suit against Upstream Licensor 4 or any of its Affiliates (as defined in Upstream Agreement 4) with respect to the Patent Rights (as defined in Upstream Agreement 4) that are the subject of such agreement and Curis hereby acknowledges and agrees that if Curis breaches this Section 11.6.1, notwithstanding anything herein to the contrary, ImmuNext or Upstream Licensor 4 may terminate Curis’ and its Affiliates’ sublicense under Upstream Agreement 4;
11.6.2In the event of a conflict between the terms of this Agreement and an Upstream Agreement as applicable to ImmuNext Technology that is subject to such Upstream Agreement, Curis, its Affiliates and all Sublicensees shall comply with the provision that is more favorable to ImmuNext or the other party to the Upstream Agreement;
11.6.3Curis shall reasonably cooperate with ImmuNext in performing ImmuNext’s obligations under each Upstream Agreement as applicable to any Compound or Product (including, for instance, with respect to reporting to the other party to an Upstream Agreement);
11.6.4Subject to applicable Law, during the License Period, Curis will maintain written policies and training programs to ensure that its sales force and that of its Affiliates and all Sublicensees do not engage in any advertising or promotional activities relating to any Compound or Product directed primarily to customers or other buyers or users of any Compound or Product for use outside the Field;
11.6.5Without the prior written consent of ImmuNext, Curis shall not amend the Aurigene Agreement to obtain any license or other right to any compound the primary mechanism of action of which is antagonism of VISTA and that is not licensed to Curis under the Aurigene Agreement as of the Effective Date.
11.7DISCLAIMERS.
11.7.1EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 11.1 AND 11.2, NEITHER IMMUNEXT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY IMMUNEXT CONFIDENTIAL INFORMATION, IMMUNEXT PATENTS, IMMUNEXT KNOW-HOW OR ANY LICENSE GRANTED BY IMMUNEXT HEREUNDER, OR WITH RESPECT TO THE PRODUCTS. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 11.1 AND 11.2, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE IMMUNEXT PATENTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE

IMMUNEXT TECHNOLOGY CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
11.7.2EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 11.1 AND 11.3, CURIS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY CURIS CONFIDENTIAL INFORMATION OR ANY LICENSE GRANTED BY CURIS HEREUNDER. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS OF CURIS ARE VALID OR ENFORCEABLE OR THAT THE USE OF ANY CURIS INTELLECTUAL PROPERTY OR CURIS CONFIDENTIAL INFORMATION DOES NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.
11.8LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF BREACH OF SECTION 13 OR IN THE CASE OF WILLFUL MISCONDUCT OR FRAUD OF A PARTY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR OTHER RIGHTS GRANTED HEREUNDER, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY; provided, however, that this Section 11.8 shall not be construed to limit either Party’s indemnification obligations under Section 14, or any liability (whether in contract, tort or otherwise) which cannot by law be excluded or limited.
12.Intellectual Property
12.1Disclosure; Ownership.
12.1.1Disclosure. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. Each Party shall promptly disclose to the other Party in writing each Invention Made in whole or in part by such Party or its Affiliates in the course of conducting activities under this Agreement, and Know-How pertaining to such Invention that is Made in whole or in part by such Party or its Affiliates in the course of conducting activities under this Agreement during the applicable Period in which such Invention was Made (it being understood that Section 8.3.1(b) prohibits Curis and its Affiliates from Exploiting ImmuNext Technology, Compounds and Products outside the scope of or otherwise not in compliance with the licenses, sublicenses and other rights granted to Curis under this Agreement); provided, however, that ImmuNext shall have no obligation to disclose to Curis any ImmuNext Invention or Joint Invention that, in each case, is an Excluded Compound Invention or an Excluded Compound.
12.1.2Ownership. Except as expressly set forth below in this Section 12.1.2, ownership of Inventions shall follow inventorship as determined in accordance with the Laws in the United States as such laws exist on the date on which the relevant Invention is Made, irrespective of where such activity occurs - i.e., except as expressly set forth below in this Section 12.1.2, Curis Inventions shall be owned solely by Curis, ImmuNext Inventions shall be owned solely by ImmuNext, and Joint Inventions shall be owned jointly by Curis and ImmuNext in equal undivided shares.
(a)Excluded Compound Technology. ImmuNext shall solely own, and Curis hereby assigns to ImmuNext all right, title and interest in and to, all Curis Technology and Joint Technology that, in each case, is Excluded Compound Technology.
(b)Assigned Technology; Option Period Results. Subject to Section 12.1.2(c), ImmuNext shall solely own, and Curis hereby assigns to ImmuNext all right, title and interest in and to, (i) each Curis Invention and each Joint Invention that, in each case, is Made during the Option Period and is not Excluded Compound Invention (collectively, “Assigned Invention”), (ii) all Patents that Cover Assigned Inventions (collectively with all Assigned Inventions, “Assigned Technology”) and (iii) all Option Period Results.
(c)Reassigned Technology. Effective as of the Option Exercise Date (if any): (i) Curis shall solely own, and ImmuNext shall, and it hereby does, assign to Curis all right, title and interest in and to, all Assigned Technology that was Curis Technology; and (ii) the Parties shall jointly own in equal, undivided shares, and ImmuNext shall, and it hereby does, assign to Curis an equal, undivided joint ownership interest in and to, all Assigned Technology that was Joint Technology ((i) and (ii), collectively, “Reassigned Technology”).
(d)Jointly Owned Technology. Subject to the terms and conditions of this Agreement, including the license grants, during and after the License Period, each Party shall have the right to practice, and to grant licenses under, such Party’s joint ownership interest in Jointly Owned Technology without the other Party’s consent and shall have no duty to account to the other Party for such practice or license, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.
12.2Prosecution of Patents.
12.2.1Prosecution of ImmuNext Hybrid Patents. Subject to the Upstream Agreements and Section 12.2.6, ImmuNext shall have the first right, but not an obligation, to Prosecute all ImmuNext Hybrid Patents during the Term, at ImmuNext’s sole cost and expense.
12.2.2Prosecution of ImmuNext Exclusive Patents. Subject to the Upstream Agreements and Section 12.2.6, (a) ImmuNext shall have the sole right, but not an obligation, to Prosecute the ImmuNext Exclusive Patents during the Option Period, and (b) Curis shall have the first right, but not an obligation, to Prosecute the ImmuNext Exclusive Patents during the License Period. Curis shall reimburse ImmuNext for the reasonable and documented expenses incurred by ImmuNext in the Prosecution of the ImmuNext Exclusive Patents and shall be solely responsible for all expenses incurred by Curis in the Prosecution of the ImmuNext Exclusive Patents.

12.2.3Prosecution of Certain Curis Patents. Subject to Section 12.2.6, during the License Period, Curis shall have the sole right, but not an obligation, to Prosecute Patents claiming Curis Owned Inventions, including Curis Useful Patents. Curis shall bear all costs and expenses incurred by or on behalf of Curis associated therewith.
12.2.4Prosecution of Jointly Owned Patents. Subject to Section 12.2.6, during the License Period, Curis have the first right, but not an obligation, to Prosecute Jointly Owned Patents. Curis shall bear all costs and expenses incurred by or on behalf of Curis associated therewith.
12.2.5Prosecution of Excluded ImmuNext Patents. As between the Parties, ImmuNext shall have the sole right, but not an obligation, to Prosecute the Excluded ImmuNext Patents during the Term. ImmuNext shall bear all costs and expenses incurred by ImmuNext associated therewith, and Curis shall have no rights with respect to the Prosecution of any Excluded ImmuNext Patents.
12.2.6Review Rights with respect to Prosecution.
(a)During the Option Period. During the Option Period, ImmuNext shall (i) regularly provide Curis with copies of all patent applications within the ImmuNext Exclusive Patents and ImmuNext Hybrid Patents filed hereunder and other material submissions and correspondence with the patent offices with respect to such Patents, in sufficient time to allow for review and comment by Curis; and (ii) provide Curis and its patent counsel with an opportunity to consult with ImmuNext and its patent counsel regarding (A) the filing and contents of any such application, amendment, submission or response, and (B) whether to attempt to segregate into separate Patents (1) claims that would cause a Patent to be an ImmuNext Exclusive Patent from (2) claims that would cause a Patent to be an ImmuNext Hybrid Patent. The advice and suggestions of Curis and its patent counsel shall be taken into consideration in good faith by ImmuNext and its patent counsel in connection with the foregoing. ImmuNext shall pursue in good faith all reasonable claims requested by Curis in the Prosecution of any ImmuNext Exclusive Patent or ImmuNext Hybrid Patent during the Option Period.
(b)During the License Period.
(i)During the License Period, the Party Prosecuting (the “Prosecuting Party”) ImmuNext Hybrid Patents, ImmuNext Exclusive Patents, Curis Useful Patents or Jointly Owned Patents shall (A) regularly provide the other Party (the “Non-Prosecuting Party”) with copies of all patent applications within such Patents filed hereunder and other material submissions and correspondence with the patent offices with respect to such Patents, in sufficient time to allow for review and comment by the Non-Prosecuting Party; and (B) provide the Non-Prosecuting and its patent counsel with an opportunity to consult with the Prosecuting Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the Non-Prosecuting Party and its patent counsel shall be taken into consideration in good faith by the Prosecuting Party and its patent counsel in connection with such filing. The Prosecuting Party shall pursue in good faith all reasonable claims requested by the Non-Prosecuting Party in the Prosecution of Patents subject to this Section 12.2.6(b).
(ii)In the event that Curis decides not to continue the Prosecution of any ImmuNext Exclusive Patent, Curis Useful Patent or Jointly Owned Patent under this Section 12.2.6(b), Curis shall provide ImmuNext with notice of such decision at least [**] prior to any pending lapse or abandonment thereof. In the event that ImmuNext decides not to continue the Prosecution of any ImmuNext Hybrid Patent under this Section 12.2.6(b), ImmuNext shall provide Curis with notice of such decision at least [**] prior to any pending lapse or abandonment thereof. In the event of notice under this Section 12.2.6(b)(ii), the Party giving notice shall provide the other Party with an opportunity to assume responsibility for Prosecution of the relevant Patent and for all costs and expenses associated therewith. In the event that a Party receiving notice assumes such responsibility for such Prosecution and such costs and expenses, such Party shall have the right to transfer the responsibility for such Prosecution of such Patent applications and Patents to patent counsel selected by it.
12.2.7Cooperation of the Parties. Each Party agrees to reasonably cooperate in the Prosecution of Patents under this Section 12.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto. Such cooperation includes, but is not limited to: (a) executing papers and instruments, or requiring its employees, consultants or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 12.1.2, and Patents claiming or disclosing such Inventions, and to enable the other Party to apply for and to Prosecute patent applications in any country as permitted by this Agreement; and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.
12.3Enforcement of Patents Against Infringers. Subject to the terms and conditions of the Upstream Agreements, to the extent such agreements apply to the ImmuNext Patents, the following provisions shall apply:
12.3.1Notice. Each Party shall exercise reasonable diligence in identifying actual or potential Competitive Infringement of any ImmuNext Patent, Curis Owned Patent or Jointly Owned Patent. Each Party shall notify the other party in writing within [**] (except as expressly set forth below) of becoming aware of any suspected or threatened Competitive Infringement of any ImmuNext Patent, Curis Owned Patent or Jointly Owned Patent, and the remainder of this Section 12.3 shall apply to such Competitive Infringement; provided, however, that each Party shall notify the other Party of any Patent Certification regarding any ImmuNext Patent, Curis Owned Patent or Jointly Owned Patent that it receives, and provide the other Party with a copy of such Patent Certification, within [**] of receipt. Notwithstanding the foregoing, ImmuNext is not required to give Curis notice infringement of any Excluded ImmuNext Patent.
12.3.2Enforcement of ImmuNext Patents during the Option Period. As between the Parties, ImmuNext will have the sole right, but not an obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any ImmuNext Patent during the Option Period.

12.3.3Enforcement of ImmuNext Hybrid Patents during the License Period. As between the Parties, during the License Period, ImmuNext will have the first right, but not an obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any ImmuNext Hybrid Patent, and Curis shall have the right to be represented in any such action or proceeding, at Curis’ expense and by counsel of its own choice. If ImmuNext withdraws from any such action or proceeding with respect to Competitive Infringement of any ImmuNext Hybrid Patent, or fails to bring any such action or proceeding with respect to Competitive Infringement of any ImmuNext Hybrid Patent within [**] following the notice of alleged Competitive Infringement, then Curis shall have the right, but not the obligation, to continue, or to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ImmuNext shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, subject to Section 12.3.6.
12.3.4Enforcement of ImmuNext Exclusive Patents, Curis Owned Patents and Jointly Owned Patents during the License Period. As between the Parties, during the License Period, Curis will have the (a) first right, but not an obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any ImmuNext Exclusive Patent or Jointly Owned Patent and (b) the sole right, but not an obligation, to bring any (or defend) and control any action or proceeding with respect to Competitive Infringement of any Curis Owned Patent. If Curis withdraws from any such action or proceeding with respect to Competitive Infringement of any ImmuNext Exclusive Patent or Jointly Owned Patent, or fails to bring any such action or proceeding with respect to Competitive Infringement of any ImmuNext Exclusive Patent or Jointly Owned Patent within [**] following the notice of alleged Competitive Infringement, then ImmuNext shall have the right, but not the obligation, to continue, or to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Curis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, subject to Section 12.3.6.
12.3.5Enforcement of Excluded ImmuNext Patents during the License Period. As between the Parties, during the Term, ImmuNext will have the sole right, but not an obligation, to bring (or defend) and control any action or proceeding with respect to Infringement (each, an “Infringement Action”) of any Excluded ImmuNext Patent, and Curis shall not have any rights with respect to any such Infringement Action.
12.3.6Procedure for Enforcement.
(a)The non-enforcing Party pursuant to Section 12.3.3 or Section 12.3.4 (as applicable) shall reasonably assist the enforcing Party (at the enforcing Party’s expense) in any such action if so requested, and shall lend its name and be joined as a party plaintiff to such actions if reasonably requested by such enforcing Party or required by Laws. The non-enforcing Party shall have the right to participate and be represented in any such action by its own counsel at its own expense. The non-enforcing Party shall cooperate, at the enforcing Party’s cost and expense, with the enforcing Party in investigating or terminating any suspected infringement, whether through legal action, negotiation or otherwise, including by producing all reasonably pertinent records, papers, information, samples, specimens and similar items, and directing its employees to testify and grant interviews, upon the request of the enforcing Party. The enforcing Party will keep the non-enforcing Party reasonably informed of the status of the action. The enforcing Party will have an obligation to consult with the non-enforcing Party and will take any comments from the non-enforcing Party into good faith consideration with respect to the infringement, claim construction or defense of the validity or enforceability of any claim in an ImmuNext Patent or Jointly Owned Patent. The enforcing Party shall provide to the non-enforcing Party copies of any papers relating to the infringement and/or validity litigation of the involved Patent promptly upon their being filed or received.
(b)The enforcing Party may not enter into a settlement of any action pursuant to Section 12.3.3 or Section 12.3.4 (as applicable) which restricts the scope, or adversely affects the enforceability, of the rights of the other Party under this Agreement without the prior written consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed).
12.3.7Damages. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 12.3.3 or Section 12.3.4, whether by way of settlement or otherwise, shall first be used first to reimburse the Party that brought (or defended) and controlled such action or proceeding for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the enforcing Party). If, after such reimbursement of the Parties’ cost and expenses, any funds shall remain from such damages or other sums recovered (“Remainder”) and any of the Upstream Agreements requires ImmuNext to share such Remainder with the licensor under such Upstream Agreement, such Remainder shall be shared with the applicable licensor in accordance with the applicable Upstream Agreement. After such sharing, any remaining portion of the Remainder, or if the Remainder is not required to be shared with any licensor under an Upstream Agreement, the Remainder, shall be retained by the enforcing Party; provided, however, that:
(a)in the event that ImmuNext was the enforcing Party following exercise of its first right under Section 12.3.3 with respect to any ImmuNext Hybrid Patent, that part of the Remainder (or of the remaining portion thereof) that is attributable to Competitive Infringement of such Patent shall be allocated as follows: (i) to the extent it represents compensatory damages for Competitive Infringement, [**]% to ImmuNext and [**]% to Curis; and (ii) to the extent it represents special, exemplary, punitive or consequential damages (including treble damages) for Competitive Infringement, [**]% to ImmuNext and [**]% to Curis. For clarity, Curis shall not be entitled to any portion of a recovery realized by ImmuNext as a result of any action brought and controlled by ImmuNext pursuant to Section 12.3.3 with respect to any ImmuNext Hybrid Patent that is specifically attributable to Infringement, other than Competitive Infringement, of such Patent; and
(b)in the event that Curis was the enforcing Party following exercise of its first right under Section 12.3.4 with respect to any ImmuNext Exclusive Patent or Jointly Owned Patent, that part of the Remainder (or of the remaining portion thereof) that is attributable to Competitive Infringement of such Patent shall be allocated as follows: (i) to the extent it represents compensatory damages for Competitive Infringement, [**]% to Curis and

[**]% to ImmuNext; and (ii) to the extent it represents special, exemplary, punitive or consequential damages (including treble damages) for Competitive Infringement, [**]% to Curis and [**]% to ImmuNext.
12.4Patent Term Extension. Each Party shall each cooperate with the other Party and shall use Commercially Reasonable Efforts in obtaining patent term extension and Regulatory Exclusivity (including, for example, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patents Covering the Products, as applicable and subject to any restrictions set forth in the Upstream Agreements. If elections with respect to obtaining such patent term extensions, Regulatory Exclusivity, or supplemental protection certificates are to be made, Curis shall have the right to make the election to seek (a) patent term extension solely with respect to ImmuNext Exclusive Patents, Curis Owned Patents and Jointly Owned Patents, (b) Regulatory Exclusivity, or (c) supplemental protection. For such purpose, for all Regulatory Approvals, Curis shall use reasonable efforts to provide ImmuNext with notice of each expected Regulatory Approval of a Product prior to the expected date of Regulatory Approval, as well as promptly notifying ImmuNext after receiving each Regulatory Approval of a Product in each territory confirming the date of such Regulatory Approval.
12.5Patent Certification. In the event a Third Party files a Patent Certification (as defined in Section 1.27), upon request of a Party, the other Party shall provide reasonable assistance and cooperation (including making available to such first Party documents possessed by such other Party that are reasonably required by such first Party and making available personnel for interviews and testimony) in any actions reasonably undertaken by such first Party in accordance with Section 12.3. The Parties shall cooperate to compile an accurate list of all Patents required to be provided by Curis, its Affiliate and/or Sublicensee pursuant to 35 U.S.C. Section 351(l)(1)(3)(A). Notwithstanding the preceding sentence, Curis will retain final decision-making authority as to such listing of all applicable Patents for such Product.
12.6Defense Against Claims of Infringement of Third Party Patents. If a Third Party asserts that a Patent or other right owned by it is or has been infringed by the manufacture, use, sale, offer for sale import, or export of a Compound or Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party written notice of such claim along with the related facts in reasonable detail. In such event, unless the Parties otherwise agree, [**] shall have the first right, but not the obligation, at its expense, to control such defense with respect to such Compound or Product. Each Party shall cooperate with the defending Party, at the defending Party’s reasonable request and expense, and shall have the right to be represented separately by counsel of its own choice, but at its own expense. The defending Party shall also control settlement of such claim; provided, however, that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect the rights and benefits of, or impose or adversely affect any obligations on, the other Party (such consent not to be unreasonably withheld, delayed or conditioned).
13.Confidentiality
13.1Nondisclosure.

13.1.1Each Party agrees that, during the Term and for a period of [**] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value but at least reasonable efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Agreement, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’, directors, officers, employees, and consultants (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall be responsible for any failure by its Representatives which, if committed by Receiving Party, would be a breach of this Agreement. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.
13.1.2At all times during and after the Term, all ImmuNext Technology, Excluded ImmuNext Technology, and, notwithstanding Section 13.2.2 and 13.2.5, Excluded Compound Technology are the Confidential Information of ImmuNext.
13.1.3During the Option Period, all Curis Technology and Joint Technology (in each case of Curis Technology and Joint Technology, excluding Excluded Compounds and Excluded Compound Technology) Made during the Option Period, all Option Period Results, Curis Option Period Records and ImmuNext Option Period Records are the Confidential Information of both Parties with each Party being treated as the Receiving Party.
13.1.4During the License Period and thereafter, notwithstanding Sections 13.2.2 and 13.2.5: (i) all Curis Option Period Records and Curis Owned Technology are the Confidential Information of Curis; and (ii) all ImmuNext Option Period Records, Option Period Results and Jointly Owned Technology are the Confidential Information of both Parties with each Party being treated as the Receiving Party. Notwithstanding the foregoing, in the event of termination of this Agreement in its entirety by ImmuNext pursuant to Section 15.2.1, 15.3, 15.4 or 15.6, or by Curis pursuant to Section 15.5, the Option Period Results and the Curis Option Period Records shall become the Confidential Information of ImmuNext.
13.2Exceptions. The obligations in Section 13.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written proof:
13.2.1was generally available to the public or otherwise part of the public domain at the time of disclosure to the Receiving Party hereunder;

13.2.2was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party, as evidenced by contemporaneous written records;
13.2.3is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
13.2.4is published by a Third Party or otherwise becomes publicly available or enters the public domain, after it is disclosed to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement; or
13.2.5is independently developed by or for the Receiving Party or its Affiliates, as evidenced by written records prepared contemporaneously with such independent development, without reference to or reliance upon the Disclosing Party’s Confidential Information.
13.3Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both Parties under the terms of this Agreement, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
(a)to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent, copyright or trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to conduct under this Agreement, obtaining Regulatory Approval or performing post‑approval regulatory obligations for the Compounds or Products, or otherwise required by Law;
(b)subject to Sections 13.5 and 13.7, complying with Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with any valid order of a court of competent jurisdiction;
(c)disclosure, solely on a “need to know basis,” to (i) Affiliates, (ii) any Third Party that is party to any Upstream Agreement, potential or actual collaborators (including (sub)licensees), acquirers, merger partners, assignees, Subcontractors, investment bankers, investors, lenders or other financial partners, advisors, and each of the Parties’ respective Representatives, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 13 (but subject to a shorter period of confidentiality and non-use if customary under the circumstances); provided, however, that, in each of the foregoing situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 13.3(c) to treat such Confidential Information as required under this Section 13; and
(d)With respect to pre-clinical data generated during the Option Period, ImmuNext may disclose such data in connection with research grant applications prepared (and grants received thereunder) by ImmuNext or Upstream Licensor 1; provided, however, that ImmuNext and Upstream Licensor 1, as applicable, identify any such data as proprietary and/or confidential.
If and whenever any Confidential Information is disclosed in accordance with this Section 13, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Sections 13.5 and 13.7 and other than pursuant to Section 13.3(c), the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to this Section 13.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information.
13.4Terms of this Agreement. The Parties acknowledge that this Agreement and all of the terms of this Agreement shall be treated as Confidential Information of both Parties; provided, however, that ImmuNext shall be permitted to disclose this Agreement to the extent required under any of the Upstream Agreements.
13.5Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek and obtain confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what terms are disclosed to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.
13.6Publications.
13.6.1During the Option Period, each Party shall have the right to publish information generated by or on behalf of such Party that is related to any Compound or Product; such publications include oral presentations and abstracts. Before any such paper is submitted for publication or an oral presentation is made, the Party proposing to make such publication (the “Publishing Party”) shall deliver to the other Party a then-current copy of the paper or materials for presentation at least [**] prior to submitting the paper to a publisher or making the presentation. The other Party shall review such materials and give its comments to the Publishing Party within [**]. Failure to respond within the time period set forth above shall be deemed approval to publish or present. Notwithstanding the foregoing, the Publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential

Information in any such publication and, upon request, shall withhold publication for an additional [**] in order to permit the applicable Party to obtain Patent protection in accordance with this Agreement.
13.6.2During the License Period, Curis shall have the sole right to publish information related to the Compounds or Products; such publications include oral presentations and abstracts. Before any such paper is submitted for publication or an oral presentation is made, Curis shall deliver to ImmuNext a then-current copy of the paper or materials for presentation at least [**] prior to submitting the paper to a publisher or making the presentation. ImmuNext shall review such materials and give its comments to Curis within [**]. Failure to respond within the time period set forth above shall be deemed approval to publish or present. Notwithstanding the foregoing, Curis shall comply with ImmuNext’s request to delete references to ImmuNext’s Confidential Information in any such publication and, upon request, shall withhold publication for an additional [**] in order to permit the applicable Party to obtain Patent protection in accordance with this Agreement.
13.6.3Any publication shall include recognition of the respective contributions of the Parties according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
13.7Press Release. Promptly following the Effective Date, Curis will issue a press release mutually agreed upon by the Parties announcing the existence of this Agreement. It is further acknowledged that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities conducted hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that, subject to the remainder of this Section 13.7, consent of the non-issuing Party may not be withheld in the case of releases that the other Party determines, based on advice of counsel, are reasonably necessary to comply with applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded. In the event of a required public announcement, to the extent there is sufficient time while still being able to comply with applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as the contents of any such public statement or press release are contained in a prior public disclosure or public statement approved by the other Party pursuant to this Section 13.7 or permitted by Section 13.3 and does not reveal non‑public information about the other Party.

14.Indemnity and Insurance
14.1Curis Indemnity. Curis shall indemnify, defend, and hold harmless ImmuNext and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “ImmuNext Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Damages”), to which any ImmuNext Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Third Party Claim”), to the extent such Damages arise out of or relate to: (a) the gross negligence, recklessness, or willful misconduct of any Curis Indemnitee (defined below) under this Agreement; (b) any breach by Curis or any of its Affiliates or Sublicensees of any representation, warranty, covenant or other agreement made by Curis in this Agreement; or (c) the Exploitation of Compounds or Products by or on behalf of Curis, its Affiliates or Sublicensees; except, in each case, to the extent such Damages result from the gross negligence, recklessness or willful misconduct of any ImmuNext Indemnitee or the breach by ImmuNext of any warranty, representation, covenant or agreement made by ImmuNext in this Agreement.
14.2ImmuNext Indemnity. ImmuNext shall indemnify, defend, and hold harmless Curis and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “Curis Indemnitees”), from and against any and all Damages to which any Curis Indemnitee may become subject as a result of any Third Party Claim, to the extent such Damages arise out of or relate to: (a) the gross negligence, recklessness, or willful misconduct of any ImmuNext Indemnitee under this Agreement; (b) any breach by ImmuNext or any of its Affiliates of any representation, warranty, covenant or other agreement made by ImmuNext in this Agreement; (c) any breach by ImmuNext or any of its Affiliates of any Upstream Agreement prior to the Effective Date; or (d) the Exploitation of any Excluded Compound by or on behalf of ImmuNext, its Affiliates, licensees or sublicensees; except, in each case, to the extent such Damages result from the gross negligence, recklessness or willful misconduct of any Curis Indemnitee or the breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement.
14.3Indemnification Procedure.
14.3.1Promptly after receipt by a Party of notice, or such Party otherwise becoming aware, of any actual or potential Third Party Claim which could give rise to a right to indemnification pursuant to Section 14.1 or Section 14.2, such Party shall promptly give the other Party written notice describing the Third Party Claim in reasonable detail. The indemnified Party shall not take any action that impairs the defense of any Third Party Claim by the indemnifying Party. The failure or delay of a Party to give notice in the manner provided herein shall not relieve the indemnifying Party of its obligations under this Section 14, except to the extent that such failure or delay to give notice actually prejudices the indemnifying Party’s ability to defend such Third Party Claim.
14.3.2The indemnifying Party shall have the right, exercisable by written notice to the indemnified Party within [**] of receipt of notice of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim. Following such notice, the indemnifying Party shall, at its sole cost and expense, assume and conduct such defense, with counsel selected by the indemnifying Party and reasonably acceptable to the indemnified Party.
14.3.3If the indemnifying Party undertakes to defend any Third Party Claim as provided in Section 14.3.1 the indemnified Party agrees to reasonably cooperate with the indemnifying Party and its counsel in the defense of such Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the indemnifying Party. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the indemnifying Party. The indemnified Party shall have the right to participate in (but not control) and be represented by its own counsel (at the indemnified Party’s own expense) in connection with such Third Party Claim.
14.3.4If the indemnifying Party does not defend the Third Party Claim, or fails to notify the indemnified Party of its election to defend as herein provided, the indemnified Party shall have the right, at its option, to defend such Third Party Claim by counsel of its choice and its reasonable costs and expenses for such Third Party Claim shall be included as part of the indemnification obligation of the indemnifying Party hereunder.
14.3.5Notwithstanding the foregoing, neither Party may settle or compromise any Third Party Claim without the other Party’s prior written consent if such settlement or compromise would: (a) commit the other Party to take, or to forbear to take, any action; (b) subject the other Party to an injunction; (c) constitute an admission of guilt or liability by the other Party; or (d) impose any financial liability on the other Party.
14.3.6The Parties shall in all cases reasonably cooperate in the defense of any Third Party Claims and each Party shall make reasonably available to the other Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 14.3, the Party conducting the defense of a Third Party Claim shall (a) keep the other party informed on a reasonable and timely basis as to the status of the defense of such Third Party Claim, and (b) conduct the defense of such Third Party Claim in a prudent manner.
14.4Insurance. During the Term, Curis will obtain and maintain, at its sole expense, the following minimum required insurance: comprehensive general liability insurance (including umbrella and excess liability insurance) and products liability insurance each with minimum limits of [**] Dollars ($[**]) per occurrence and [**] Dollars ($[**]) annual aggregate. During the Option Period, ImmuNext shall maintain, and during the Term, Curis shall maintain, any mandatory insurance, including but not limited to workers compensation coverage, in accordance with all applicable Laws. Commercial insurance shall be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. With respect to any such insurance policy that is written on a claims-made basis (and not on an occurrence basis), Curis shall ensure continuity of coverage for claims which may be presented during the [**] period following the expiration or termination of this Agreement. Curis will furnish to ImmuNext, on request, certificates of insurance evidencing the minimum required insurance. Curis shall provide ImmuNext with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance that would result in noncompliance of the terms and conditions set forth in this Section 14.4. Curis shall name ImmuNext as an additional insured on the insurance Curis carries pursuant to this Section 14.4.
15.Term and Termination
15.1Term; Expiration. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Section 15, expire upon, as applicable, either:
(a)expiration of the Option Period if Curis has not exercised the Option prior to such expiration; or
(b)if Curis timely exercises the Option, expiration of the last-to-expire Royalty Term for any and all Products.
15.2Termination for Material Breach.
15.2.1Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its sole discretion in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such breach has continued for [**] (or [**] in the case of failure to make payment when due) after written notice thereof is provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged material breach in sufficient detail to put the Breaching Party on notice; provided that, if such breach is not susceptible to cure within the applicable cure period set forth above, then, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan.
15.2.2Disagreement as to Material Breach; Cure Period. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes that there has been a material breach may contest the allegation in accordance with Section 16. Any right to terminate under Section 15.2.1 shall be stayed and the cure period tolled in the event that, during the applicable cure period for the alleged breach, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 16 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 16 or 17, as applicable. It is understood and acknowledged that, during the pendency of such a dispute, this Agreement shall remain in full force and effect in accordance with its terms.
15.3Termination by ImmuNext for Patent Challenge. In the event that Curis or any of its Affiliates or any Sublicensee institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark

Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Patent within the ImmuNext Patents is invalid, unenforceable or otherwise not patentable, ImmuNext may terminate this Agreement upon [**] prior written notice to Curis with respect to the challenged Patent.
15.4Termination by ImmuNext for Cessation. In the event that Curis and its Affiliates and Sublicensees conduct no research, Development, Manufacturing or Commercialization activities with respect to Compounds or Products for the relevant Cessation Period (other than as a result of ImmuNext’s failure to perform its obligations under Section 3.2.2(a), 3.2.2(d), 5, 6.1.1 or 6.1.2), ImmuNext may, at its election, terminate this Agreement in its entirety or on a Product-by-Product basis upon [**] prior written notice to Curis; provided that the Cessation Period shall be extended on a day-by-day basis for delays due to any of the following causes: (a) any Force Majeure, (b) to the extent Development activities are being undertaken to comply with any change in applicable Law, or (c) to the extent Curis reasonably determines in accordance with Curis’ internal procedures consistently applied that additional time is required to investigate, respond to and resolve (i) any patient safety issue or (ii) any manufacturing issue; provided in all cases that Curis is using Commercially Reasonable Efforts to resolve the cause of the delay. The “Cessation Period” shall be a continuous period of [**] during the Option Period and [**] during the License Period.
15.5Curis Termination for Convenience. Curis may, in its sole discretion and for any reason or no reason at all, terminate this Agreement, in its entirety or on a Product-by-Product basis, effective upon ninety (90) days’ prior written notice to ImmuNext.
15.6Insolvency or Bankruptcy. To the extent permitted under Law, either Party may terminate this Agreement, (a) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or (b) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or (c) if the other Party shall propose or be a party to any dissolution or liquidation, or (d) if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. Upon the occurrence of any of the foregoing (a) through (d) affecting a Party, such Party agrees to give the other Party prompt notice thereof to the extent permitted by Laws. All rights and licenses granted under or pursuant to any section of this Agreement to either Party are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the non‑debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, which, if not already in the non‑debtor party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non‑debtor party’s written request therefor, unless the debtor party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor party upon written request therefor by the non‑debtor party. All written agreements entered into in connection with the Parties’ conduct under this Agreement from time to time shall be considered agreements “supplementary” to this Agreement for purposes of Section 365(n) of the Bankruptcy Code.
15.7Consequences of Expiration. In the event of expiration of this Agreement pursuant to Section 15.1(b), the Curis Commercial License shall automatically become fully-paid up, royalty-free, irrevocable and perpetual.
15.8Consequences of Termination.
15.2.1Consequences of Termination by Curis pursuant to Section 15.5 or by ImmuNext pursuant to Section 15.2.1, 15.3, 15.4 or 15.6. In the event of termination of this Agreement by Curis pursuant to Section 15.5 or by ImmuNext pursuant to Section 15.2.1, 15.3, 15.4 or 15.6, with respect to any applicable terminated Product:
(a)Notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Curis shall terminate;
(b)Subject to the payment of the royalty set forth in Section 15.8.1(c), Curis hereby grants to ImmuNext and its Affiliates (i) an exclusive, perpetual, nontransferable (except as provided in Section 18.4), worldwide right and license, with the right to grant sublicenses (through multiple tiers), under Patents Controlled by Curis or any of its Affiliates and existing as of the effective date of termination that are necessary or reasonably useful for the Exploitation of the Compounds or Product(s) (including all back-up candidates) that were the subject of Exploitation under this Agreement immediately prior the effective date of such termination (and any derivatives, improvements, modifications or enhancements thereto) (collectively, the “Terminated Product(s)”), solely to Exploit such Terminated Product(s), and (ii) a non-exclusive license (with the right to grant sublicenses through multiple tiers) under any Know-How Controlled by Curis or any of its Affiliates and existing as of the effective date of termination that is necessary or reasonably useful for the Exploitation of the Terminated Products, in each case ((i) and (ii)), to Exploit such Terminated Products in any and all fields of use;
(c)As consideration for the rights granted to ImmuNext and its Affiliates under Section 15.8.1(b), ImmuNext shall pay to Curis a royalty on net sales (which shall be determined in a manner consistent with Section 1.124) by ImmuNext, its Affiliates or sublicensees of such Terminated Product. Sections 9.4.2 (mutatis mutandis, with the reference to “any ImmuNext Patent” therein to be deemed to refer to “any Curis Owned Patent”), 10.1, 10.2, 10.3, 10.4, 10.6, 10.7, 10.8 and 10.9 shall apply to the payments due to Curis, if any, under Sections 15.8.1(b) and 15.8.1(c) (mutatis mutandis).

Stage of Development of such Terminated Product as of the effective date of termination	Royalty Rate
Prior to [**] for such Terminated Product	[**]%
After [**] for such Terminated Product	[**]%

(d)All payment obligations hereunder shall terminate, except (i) those that are accrued and unpaid as of the effective date of such termination; and (ii) such payment obligations as set forth in Section 15.8.1(c). ImmuNext will provide to Curis an invoice for any amounts due under this Section 15.8.1(d) and Curis shall, within [**] after the receipt of such invoice, pay such invoice.
(e)Curis and its Affiliates shall promptly either, at ImmuNext’s election, return to ImmuNext or destroy, at no cost to ImmuNext, all ImmuNext Know-How, materials and other data and information transferred by ImmuNext to Curis; and ImmuNext, except as provided in Section 15.8.1(f), shall promptly either, at Curis’ election, return to Curis or destroy, at no cost to Curis, all Curis Confidential Information;
(f)Curis shall promptly provide to ImmuNext any information, materials, data and documents in the possession or Control of Curis or its Affiliates relating to any Terminated Product, including copies of all results of Clinical Trials of any Terminated Product, and all other information developed by or for the benefit of Curis or any of its Affiliates with respect to any Terminated Product. Curis will cooperate with ImmuNext to provide a smooth transfer of such information, materials, data and documents. Curis shall conduct such transfer at Curis’ cost and expense;
(g)Curis shall assign to ImmuNext or its designee any and all Regulatory Filings with respect to any Terminated Product Controlled by Curis or its Affiliate.
(h)As between the Parties, ImmuNext shall own all right, title and interest in and to all Know-How Made by or on behalf of ImmuNext or its Affiliates in connection with the Terminated Products on or after the date of termination;
(i)As of the date of termination, ImmuNext shall have the sole right, but not an obligation, to Prosecute the Jointly Owned Patents and Curis not have any rights with respect to such Prosecution. ImmuNext shall be responsible for all Prosecution costs associated with such Patents following the date of termination. Promptly following termination of this Agreement, the Parties shall cooperate to transfer to ImmuNext or its designee all records related to the Prosecution of such Patents reasonably requested by ImmuNext and in a format mutually agreed upon by the Parties;
(j)As of the date of termination, ImmuNext shall have the sole right, not an obligation, to bring any Infringement Action with respect to any Jointly Owned Patents and Curis shall not have any right pursuant to this Agreement to bring or continue any Infringement Action or to share in any recoveries received by ImmuNext; provided that Curis and its Affiliates shall cooperate with ImmuNext in bringing and maintaining any such Infringement action at ImmuNext’s cost and expense in the manner set forth in Section 12.3.6(a);

(k)Notwithstanding anything herein to the contrary, as of the date of termination, Curis shall treat the following Confidential Information of Curis as if it were Confidential Information of ImmuNext and shall hold such Confidential Information confidential on ImmuNext’s behalf under the terms of Section 13 (mutatis mutandis): Research Plan, Phase 1A/1B Plan, Phase 1A/1B Study, and all information, materials, data and documents transferred to ImmuNext pursuant to this Section 15.8.1; provided that Sections 13.2.2 and 13.2.5 shall not apply with respect to the foregoing and neither Curis nor any of its Affiliates shall have any rights under Section 13.6 with respect to any of the foregoing Confidential Information. ImmuNext may use or disclose such transferred Confidential Information of Curis consistent with its license under this Section 15.8.1;
(l)For all Products for which Regulatory Approval was obtained prior to the effective date of termination of this Agreement, Curis may sell inventory of Product remaining in Curis’ or its Affiliates’ possession as of the effective date of termination for up to [**] after the effective date of termination, subject to Curis’ Commercial Milestone Payment, royalty payment and reporting obligations to ImmuNext under Section 9.3.2, Section 9.4 and Section 10, respectively;
(m)Subject to Curis’ rights under Section 15.8.1(l), ImmuNext shall have the right, but not the obligation, to purchase from Curis any or all usable inventory of Compound or Product in Curis’ or its Affiliates’ possession as of the date of termination or at the end of the sell-down period set forth in Section 15.8.1(l) at a supply price equal to Curis’ out-of-pocket cost of such inventory plus [**]%. Any packaging, transport, insurance and other costs relating to delivery shall be at ImmuNext’s expense; and
(n)Solely in the event such termination occurs during the Option Period, ImmuNext shall notify Curis no later than the effective date of such termination whether or not ImmuNext wishes to assume responsibility for any then-ongoing Phase 1A/1B Study. If ImmuNext does not timely notify Curis that ImmuNext elects to assume responsibility for any such Phase 1A/1B Study, then Curis shall wind-down such Phase 1A/1B Study in compliance with GCP and with due regard for patient/subject safety and close out participating clinical sites, at Curis’ sole cost and expense. If ImmuNext timely notifies Curis that ImmuNext elects to assume responsibility for any such Phase 1A/1B Study, then the Parties shall reasonably cooperate to effect an orderly and prompt transfer of responsibility for such Phase 1A/1B Study to ImmuNext, at Curis’ sole cost and expense with respect to the costs of such transfer and the costs and expenses of conducting such Phase 1A/1B Study up to the time responsibility for conduct of such Phase 1A/1B Study is transferred to ImmuNext (it being understood that Curis will have no obligation to enroll any additional patients/subjects in such Phase 1A/1B Study after notice of termination of this Agreement has been delivered by a Party). ImmuNext shall be solely responsible for all costs and expenses of such Phase 1A/1B Study incurred from the date that responsibility for such Phase 1A/1B is transferred to ImmuNext. For clarity, if ImmuNext assumes any such activities, Curis shall remain responsible for all obligations, including indemnification, for all activities conducted by or on behalf of Curis or its Affiliates or Sublicensees prior to such assumption by ImmuNext.

15.8.2Consequences of Termination by Curis Pursuant to Section 15.2.1 or 15.6. In the event of termination by Curis of this Agreement pursuant to Section 15.2.1 or pursuant to Section 15.6:
(a)in the event such termination occurs during the Option Period, all ImmuNext’s activities under the Research Plan shall terminate, ImmuNext shall invoice Curis pursuant to Section 3.2.3(b) for amounts due with respect to Research Plan activities conducted prior to the effective date of such termination, and Curis shall pay such invoice;
(b)in the event such termination occurs during the License Period, the licenses granted by ImmuNext to Curis and its Affiliates pursuant to Section 8.1.1 shall continue in full force and in perpetuity, and Curis’ obligation to pay the milestone payments set forth in Sections 9.3.1 and 9.3.2, the royalty payments set forth in Section 9.4, and the payments with respect to Sublicense Revenue set forth in Section 9.5, shall survive and continue in accordance with the terms and conditions set forth in Sections 9 and 10;
(c)ImmuNext shall promptly either, at Curis’ election, return to Curis or destroy, at no cost to Curis, all Curis Confidential Information, materials and other data and information transferred by Curis to ImmuNext; and
(d)Curis shall have the right to pursue any other remedies available at law or at equity.
15.9Survival. Notwithstanding anything to the contrary in this Agreement, the following provisions shall survive expiration or termination of this Agreement: Sections 1, 3.2.4(d), 3.2.4(e), 8.1.2, 9.4.2 (last sentence only, except as expressly set forth below), 8.3, 10 (excluding Section 10.5, except as expressly set forth below), 11.7, 11.8, 12.1, 13.1, 13.2, 13.3, 13.4, 13.5, 13.6.2, 13.6.3, 14, 15.6, 15.7, 15.8, 15.9, 16, 17.1, and 18. In addition, in the event of termination of this Agreement by Curis during the License Period pursuant to Section 15.2.1 or pursuant to Section 15.6, Sections 9.3, 9.4, 9.5, 9.6.1, 10.5, 12.2, 12.3, 12.4, 12.5, and 12.6 shall survive such termination. Expiration or any termination of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 16 or, as applicable, Section 17.1, with respect to any breach of this Agreement or prejudice either Party’s right to obtain performance of any obligation. Except as otherwise expressly set forth herein, all other rights, licenses and obligations shall terminate upon expiration or termination of this Agreement.
16.Dispute Resolution
16.1Exclusive Dispute Resolution Mechanism. Subject to Sections 2.1.6, 9.5.3 and 17, the Parties agree that the procedures set forth in this Section 16 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (or the JSC, as applicable).

16.2Resolution by Executive Officers. Except as otherwise provided in this Agreement, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [**] following the commencement of such negotiation or consultation, either Party may, by written notice to the other Party, refer the dispute to the executive officers designated by the Parties for attempted resolution. Such officers, or their designees, shall attempt in good faith to promptly resolve such dispute within [**] after such referral. In the event that any matter is not resolved under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 16.3.
16.3Arbitration. Subject to Section 16.4, any Dispute, shall be resolved by binding arbitration before a panel of three (3) independent, neutral arbitrators in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time the proceeding is initiated. In any such arbitration, the following procedures shall apply:
16.3.1The arbitration shall be conducted pursuant to the then-current AAA rules (in the case of disputes involving [**] Dollars ($[**]) or less, or JSC disputes that are not finally resolved pursuant to Section 16.2, the accelerated rules shall be used, and for all other disputes the comprehensive rules shall be used), in effect on the date of the arbitration.
16.3.2The panel will be comprised of one arbitrator chosen by Curis, one by ImmuNext and the third by the two so chosen. If either, or both, of Curis or ImmuNext fails to choose an arbitrator or arbitrators within [**] after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within [**] after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise. The place of arbitration shall be Boston, Massachusetts.
16.3.3Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages or that is otherwise prohibited by this Agreement. Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration.
16.3.4Except to the extent necessary to confirm or to enforce an award or decision or as may be required by Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties. In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable New York statute of limitations.
16.3.5In the event of a Dispute involving the alleged breach of this Agreement (including whether a Party has performed its diligence obligations hereunder),

(a) neither Party may terminate this Agreement under Section 15.2.1 until resolution of the Dispute pursuant to this Section 16.3 and (b) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this Agreement in accordance with Section 15.2.
16.3.6Any disputed performance or suspended performance pending the resolution of a Dispute that the arbitrators determine to be required to be performed by a Party shall be completed within a reasonable time period following the final decision of the arbitrators.
16.3.7The decision of the arbitrators with respect to any Disputes subject to resolution pursuant to this Section 16 shall be final and binding upon the Parties. In no event shall the arbitrators be permitted to reform or amend this Agreement through their decision. Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars. Either Party may enforce the decision of the arbitrators in any court of competent jurisdiction.
16.4Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 16.3, Expedited Arbitration pursuant to Section 17.1, or resolution by KOL Panel pursuant to Section 17.2.
17.Certain Disputes.
17.1Baseball Arbitration. If a Party exercises its rights under Section 9.5.3 to refer a dispute to expedited arbitration (an “Expedited Dispute”), then the Parties will follow the expedited dispute resolution process in this Section 17.1 (“Expedited Arbitration”), and not the dispute resolution processes in Section 16. The Expedited Dispute will be submitted to fast‑track, binding arbitration in accordance with the following:
17.1.1The arbitration will be conducted in Boston, Massachusetts under the rules of the AAA for the resolution of commercial disputes in the most expedited manner permitted by such rules. The Parties will appoint a single, independent, neutral arbitrator to be selected by mutual agreement. If the Parties are unable to agree on an arbitrator, the Parties will request that the AAA select the arbitrator. The arbitrator will be a professional with at least [**] of experience in the biopharmaceutical and life sciences industries and with expertise in the structuring of the financial terms of licenses of biopharmaceutical products. The cost of the arbitration will be borne equally by the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by applicable Laws, neither Party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of the Parties.

17.1.2Within [**] after such matter is referred to arbitration, each Party will provide the arbitrator with a proposal (which will be a draft of such Party’s proposed resolution) and written memorandum in support of its position regarding the Expedited Dispute, as well as any documentary evidence it wishes to provide in support thereof (each, a “Brief”) and the arbitrator will provide each Party’s Brief to the other Party after it receives it from each Party.
17.1.3Within [**] after a Party submits its Brief, the other Party will have the right to respond thereto. The response and any material in support thereof will be provided to the arbitrator and the other Party.
17.1.4The arbitrator will have the right to meet with the Parties as necessary to inform the arbitrator’s determination and to conduct independent research and analysis (but shall not meet with a Party outside the presence of the other Party). Within [**] after the receipt by the arbitrator of both Parties’ responses (or expiration of the [**] period if any Party fails to submit a response), the arbitrator will deliver his/her decision regarding the Expedited Dispute in writing. The sole decision-making authority of the arbitrator shall be to select the proposed resolution of one of the Parties in its entirety without modification.
17.2KOL Panel.
17.2.1If a Party exercises its right under Section 2.1.6(b)(i) or Section 2.1.6(b)(ii) to refer the applicable disputed matter for resolution pursuant to this Section 17.2, then the matter shall be shall be decided by a panel of three (3) internationally-renowned key opinion leaders in the Field or the relevant portion thereof, with each Party appointing one key opinion leader and the Party-selected key opinion leaders collectively appointing a third key opinion leader (such key opinion leaders, the “KOL Panel”). Promptly after selection of the KOL Panel, the KOL Panel shall convene a meeting to consider the Parties’ respective positions on the matter. The Parties shall mutually agree on the medium by which each Party may present its position to the KOL Panel (i.e., in writing and/or orally) and shall establish a reasonable limit on the length (i.e., page limit and/or duration) of each Party’s presentation.
17.2.2In the case of a matter referred pursuant to Section 2.1.6(b)(i), the sole questions to be posed to and answered by the KOL Panel are:
(i)Does the proposed continuation or resumption of the applicable Phase 1A/1B Study or the conduct of the applicable proposed additional Phase 1 Trial pose an Unacceptable Safety Risk?; and
(ii)If the proposed continuation or resumption of the applicable Phase 1A/1B Study or the conduct of the applicable proposed additional Phase 1 Trial does not pose an Unacceptable Safety Risk, does the KOL Panel nevertheless recommend that any specific modifications to the protocol for the applicable trial be made or other actions be taken in connection with such trial to reduce risks to patient safety (“Risk-Minimizing Actions”)?

If the KOL Panel determines that the continuation or resumption of the conduct of the applicable Phase 1A/1B Study or the conduct of the applicable proposed additional Phase 1 Trial poses an Unacceptable Safety Risk, then in no event may Curis continue or resume such Phase 1A/1B Study or conduct such additional Phase 1 Trial absent ImmuNext’s written agreement. If the KOL Panel determines that the continuation or resumption of the conduct of the applicable Phase 1A/1B Study or the conduct of the applicable proposed additional Phase 1 Trial does not pose an Unacceptable Safety Risk but recommends that specific Risk-Minimizing Actions be implemented, then Curis may proceed with the applicable Phase 1A/1B Study or Phase 1 Trial, provided that it implements such Risk-Minimizing Actions.
17.2.3In the case of a matter referred pursuant to Section 2.1.6(b)(ii), the sole questions to be posed to and answered by the KOL Panel are:
(a)Did the applicable Phase 1A/1B Study meet any or all of its clinical endpoints?; and
(b)If the answer to the preceding question is yes, which of the clinical endpoint(s) of such Phase 1A/1B Study were met?
17.2.4The determination of the KOL Panel shall be final and binding upon the Parties. The Parties shall share equally the fees and costs of the KOL Panel members, regardless of the KOL Panel’s ultimate determination.
18.Miscellaneous
18.1Severability. If one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
18.2Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be (a) delivered by hand or by overnight courier with tracking capabilities or (b) mailed postage prepaid by first class, registered or certified mail, in each case ((a) and (b)), addressed as set forth below unless changed by notice so given:
If to Curis:
Curis, Inc.
4 Maguire Road
Lexington, MA 02421
Attention: Chief Executive Officer

With a copy to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Jane K. Adams

If to ImmuNext:
ImmuNext, Inc.
1 Medical Center Drive
HB7937
Lebanon, New Hampshire 03756
Attention: David DeLucia, Chief Executive Officer

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Sarah A. Solomon, Esquire

McLane Middleton
900 Elm Street
10th Floor
Manchester, NH 03101
Attention: Daniel J. Norris, Esquire

Any such notice shall be deemed given on the date received. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 18.2.
18.3Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and provided further that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue to perform its obligations with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
18.4Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
18.4.1in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets, reorganization, consolidation or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or
18.4.2to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, or be required to recognize, such assignment or transfer.
18.5Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties.
18.6Choice of Law. This Agreement shall be governed by, enforced and construed in accordance with the Laws of the State of New York without regard to any conflicts of law provision that would result in the application of the Laws of any State other than the State of New York.
18.7Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute ImmuNext and Curis as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. Upstream Licensor 4 is a Third Party beneficiary of this Agreement. Except for Upstream Licensor 4, there are no other express or implied Third Party beneficiaries hereunder.
18.8Entire Agreement. This Agreement, together with the attached exhibits and schedules, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior and contemporaneous negotiations, representations, agreements and understandings regarding the same.
18.9Counterparts. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.
18.10Further Assurances. Each Party agrees, at its own expense, to do, or procure the doing of, all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as are reasonably necessary in order to give full effect to this Agreement.
18.11Interpretation.
18.11.1Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
18.11.2The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The word “including” will be construed as “including without limitation.” The word “or” is disjunctive but not necessarily exclusive.
18.11.3Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, and (d) all references herein to Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Sections, Schedules and Exhibits of this Agreement.

18.11.4Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Option and License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

ImmuNext, Inc.	Curis, Inc.
By:/s/ David DeLucia	By:/s/ James Dentzer
Name: David DeLucia	Name:James Dentzer
Title: CEO	Title: President and CEO

[ Signature Page to Option and License Agreement ]